Blucora, Inc. 8-K

Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

TAXACT HOLDINGS, INC.,

BLUCORA, INC.,

FRANKLIN CEDAR BIDCO, LLC

and

DS ADMIRAL BIDCO, LLC

Dated as of October 31, 2022

ARTICLE I	DEFINITIONS	2
ARTICLE II	PURCHASE AND SALE	2
2.1	Purchase and Sale of the Company Shares and Membership Interests	2
2.2	Other Closing Date Settlements	2
2.3	Working Capital Adjustment	3
2.4	Withholding	6
2.5	Compensatory Payments	6
ARTICLE III	CLOSING AND DELIVERIES	6
3.1	Closing	6
3.2	Deliveries by Seller	7
3.3	Deliveries by Buyer	8
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
4.1	Organization and Standing	9
4.2	Capitalization	9
4.3	Subsidiaries	10
4.4	Authority, Validity and Effect; No Conflict; Required Filings and Consents	10
4.5	Financial Statements	11
4.6	Taxes	12
4.7	Title to Personal Property	14
4.8	Real Property	14
4.9	Compliance with Laws	14
4.10	Anti-Corruption & Trade Compliance	15
4.11	Permits	15
4.12	Employee Benefit Plans	16
4.13	Material Contracts	18
4.14	Legal Proceedings	20
4.15	Intellectual Property; Data Privacy and Security	21
4.16	Insurance	23
4.17	Personnel	24
4.18	Conduct of Business in Ordinary Course	25
4.19	Accounts Receivable	25
4.20	Sufficiency of Assets	25

i

(continued)

4.21	Related Party Transactions	25
4.22	No Brokers	26
4.23	Debt	26
4.24	No Company Guarantees	26
4.25	No Additional Representations	26
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	26
5.1	Organization and Standing	27
5.2	Authority	27
5.3	Title	27
5.4	Consents and Approvals; No Violations	27
5.5	No Brokers	28
5.6	No Litigation	28
5.7	New LLC and TaxSmart	28
5.8	No Additional Representations	29
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES	29
6.1	Securities Matters	29
6.2	Organization and Standing	29
6.3	Authorization, Validity and Effect	29
6.4	No Conflict; Required Filings and Consents	30
6.5	Legal Proceedings	30
6.6	Financing; Sufficient Funds	30
6.7	Solvency	32
6.8	No Brokers	32
6.9	Balance Sheets	32
ARTICLE VII	COVENANTS AND AGREEMENTS	33
7.1	Interim Operations	33
7.2	Access to Information; Confidentiality	36
7.3	Intentionally Deleted	37
7.4	Shared Contracts	37
7.5	Financing	38
7.6	Appropriate Action; Consents Filings	43
7.7	Publicity	45

(continued)

7.8	Records	46
7.9	Wrong Pockets	46
7.10	Employment and Benefit Arrangements	47
7.11	Releases	50
7.12	Intentionally Deleted	51
7.13	Replacement Guarantees	51
7.14	Termination of Affiliate Transactions	51
7.15	Financial Reporting	51
7.16	Exclusive Dealing	52
7.17	Non-Solicitation	52
7.18	Cooperation	53
7.19	Insurance Matters	53
7.20	Scheduled Contracts	55
ARTICLE VIII	CONDITIONS TO CLOSING	55
8.1	Conditions to the Obligations of Each Party	55
8.2	Conditions to Obligations of Buyer	56
8.3	Conditions to Obligation of Seller and the Company	57
8.4	Frustration of Closing Conditions	57
ARTICLE IX	TERMINATION OF AGREEMENT	57
9.1	Termination	57
9.2	Effect of Termination	59
ARTICLE X	REMEDIES	60
10.1	Survival	60
10.2	Seller’s Indemnity	61
10.3	Buyer’s Indemnity and limitations on Buyer’s Obligations	62
10.4	Limitation on Seller’s Obligations	62
10.5	Insurance Recoveries; R&W Insurance Policy	63
10.6	Remedies	64
10.7	Tax Benefit	65
10.8	Notice and Determination of Claims	65
10.9	Third-Party Claims	66
ARTICLE XI	TAX MATTERS	68

(continued)

11.1	Administration of Tax Matters	68
11.2	Allocation of Liability for Taxes	68
11.3	Cooperation; Audits	69
11.4	Tax Refunds; Amended Tax Returns	70
11.5	Tax Sharing Agreements	70
11.6	Purchase Price Allocation	70
ARTICLE XII	MISCELLANEOUS AND GENERAL	71
12.1	Disclaimer; No Additional Representations; No Reliance	71
12.2	Expenses; Transfer Taxes	72
12.3	Successors and Assigns	72
12.4	Third-Party Beneficiaries	73
12.5	Further Assurances	73
12.6	Notices	73
12.7	Complete Agreement	74
12.8	Captions	74
12.9	Amendment	75
12.10	Extension; Waiver	75
12.11	Governing Law; Jurisdiction; Waiver of Jury Trial	75
12.12	Severability	77
12.13	Counterparts	77
12.14	Enforcement of Agreement	77
12.15	Other Definitional and Interpretive Matters	78
12.16	Disclosure Schedules	79
12.17	Independent Legal Counsel; Continuing Representation	80
12.18	Non-Recourse	81
12.19	Parent Guaranty	82

Exhibits and Schedules

EXHIBITS

Exhibit A	Definitions
Exhibit B	Accounting Principles
Exhibit C	Form of Estimated Closing Statement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Dallas Sublease Term Sheet
Exhibit F	Form of Intellectual Property Assignment Agreement

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2022 (the “Signing Date”), is entered into by and among TaxAct Holdings, Inc. (fka Avantax Holdings, Inc.), a Delaware corporation (the “Company”), Blucora, Inc., a Delaware corporation (“Seller”), Franklin Cedar Bidco, LLC, a Delaware limited liability company (“Buyer”), and, solely for purposes of Article VI, Section 7.17 and Section 12.19, DS Admiral Bidco, LLC, a Delaware limited liability company (“Parent” and together with Buyer, the “Buyer Parties”). The Company, Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.       Seller owns all of the issued and outstanding (i) shares of capital stock of the Company (the “Company Shares”), (ii) membership interests (the “TaxSmart Membership Interests”) in TaxSmart Research, LLC, a Delaware limited liability company (“TaxSmart”), and (iii) membership interests (the “Tax Admin Membership Interests” and together with the TaxSmart Membership Interests, the “Membership Interests”) in TaxAct Admin Services LLC, a Delaware limited liability company (the “New LLC”).

B.       (i) Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Shares and (ii) Seller desires to sell to Buyer or one or more of its Affiliates, and Buyer desires to purchase from Seller, directly or through one or more of its Affiliates, all of the Membership Interests (the transactions contemplated by clauses (i) and (ii), collectively, the “Transaction”).

C.       Prior to the date hereof, the board of directors of Seller (the “Seller Board”), at a meeting duly called and held, (a) determined that this Agreement and the transactions contemplated hereby and in the Ancillary Agreements, including the Transaction, are advisable and in the best interests of Seller and the stockholders of Seller (the “Seller Stockholders”) and (b) approved and declared advisable this Agreement, and approved the execution and delivery of this Agreement and the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, including the Transaction.

D.       The board of directors or similar governing body of Buyer, at a meeting duly called and held, (a) determined that this Agreement and the transactions contemplated hereby and in the Ancillary Agreements, including the Transaction, are advisable and in the best interests of, Buyer and Buyer’s equity holders, and (b) approved and declared advisable this Agreement, and approved the execution and delivery of this Agreement and the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, including the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale of the Company Shares and Membership Interests.

(a)       At the Closing, subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey (x) the Company Shares to Buyer and (y) the Membership Interests to Buyer or one or more of its Affiliates, and Buyer shall purchase and accept the Company Shares from Seller and shall, or shall cause one or more of its Affiliates to purchase and accept the Membership Interests from Seller, and Buyer shall pay to Seller the Estimated Closing Date Consideration specified by the Company in the Estimated Closing Statement in accordance with Section 2.3(a) below. The “Estimated Closing Date Consideration” shall be equal to:

(i)       $720,000,000; plus

(ii)       the Estimated Closing Cash Balance, if any; plus

(iii)      the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital; minus

(iv)      the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital; minus

(v)       the aggregate amount of the Estimated Company Debt, if any; minus

(vi)      the Estimated Selling Expenses.

2.2          Other Closing Date Settlements. At the Closing, Buyer shall (a) on behalf of the Group Companies, cause the Company Borrowed Debt, if any, to be repaid in full to the Person(s) entitled thereto pursuant to the Payoff Letters, and (b) on behalf of the Group Companies and Seller, pay the Selling Expenses to the Persons entitled thereto in accordance with the instructions to be delivered by Seller to Buyer prior to the Closing Date (collectively, the “Settlement Amounts”). Unless otherwise specified, all payments pursuant to this Section 2.2 shall be by wire transfer of immediately available U.S. dollars to the account or accounts specified in writing (which may be email) by the recipient(s).

2.3          Working Capital Adjustment.

(a)       Estimated Closing Statement. Not later than the fifth (5th) day prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer an estimated closing statement, in the form attached hereto as Exhibit C (“Estimated Closing Statement”), setting forth the Company’s good faith calculations of (i) Net Working Capital (“Estimated Net Working Capital”), (ii) Closing Cash Balance (“Estimated Closing Cash Balance”), (iii) Company Debt (“Estimated Company Debt”), (iv) Selling Expenses (“Estimated Selling Expenses”) and (v) based on the estimates set forth in clauses (i) through (v), the resulting Estimated Closing Date Consideration. The Estimated Closing Statement is to be prepared in accordance with the principles set forth on Exhibit B (the “Accounting Principles”) and the defined terms contained herein. The Company shall consider in good faith (but for the avoidance of doubt shall not be required to accept) any revisions to the Estimated Closing Statement reasonably proposed by Buyer, prior to the Closing Date and, to the extent the Company agrees to make any such revisions, shall deliver to Buyer an updated Estimated Closing Statement, prior to the Closing Date which shall be deemed to be the Estimated Closing Statement for purposes of this Section 2.3.

(b)       Final Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a final closing statement (“Final Closing Statement”), setting forth Buyer’s good faith calculations of (i) Net Working Capital ( “Final Net Working Capital”), (ii) Closing Cash Balance (“Final Closing Cash Balance”), (iii) Company Debt (“Final Company Debt”), (iv) Selling Expenses ( “Final Selling Expenses”) based on the amounts set forth in clauses (i) through (v), the resulting Adjusted Closing Date Consideration (as defined below), in each case, in reasonable detail. The Final Closing Statement shall be prepared in accordance with the Accounting Principles and the defined terms contained herein and shall, except as explicitly set forth in the Accounting Principles, (A) not include any changes in assets or liabilities as a result of purchase accounting or other changes arising from or resulting as a consequence of the transactions contemplated hereby, (B) calculate any accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, to the extent consistent with GAAP, and (C) not give effect to the transactions contemplated by this Agreement or any financing obtained or to be obtained by Buyer or any of its Affiliates (including the Company at or following the Closing) or any other transaction entered into by Buyer or any of its Affiliates (including the Company at or following the Closing) or any other facts unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Parties agree that the purpose of preparing the Final Closing Statement and determining the Adjusted Closing Date Consideration contemplated by this Section 2.3 is to measure the amount of change (if any) between the Estimated Closing Statement and the Final Closing Statement, and such processes are not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those described in the Accounting Principles for the purpose of preparing the Final Closing Statement or determining Final Net Working Capital, Final Closing Cash Balance, Final Company Debt and Final Selling Expenses. If Buyer does not deliver the Final Closing Statement to Seller within ninety (90) days after the Closing Date, then, at the election of Seller, either (x) Seller may prepare and present to Buyer the Final Closing Statement within an additional thirty (30) days thereafter or (y) the Estimated Closing Statement will be deemed to be the Final Closing Statement and each item on the Estimated Closing Statement shall be deemed undisputed and the Estimated Closing Statement shall be final, conclusive and binding on the parties hereto and not subject to appeal for all purposes under this Agreement. If Seller elects to prepare the Final Closing Statement in accordance with clause (x) of the immediately preceding sentence, then all subsequent references in Section 2.3(c) to Buyer will be deemed to be references to Seller and all subsequent references to Seller will be deemed to be references to Buyer.

(c)       Dispute. Within sixty (60) days following receipt by Seller of the Final Closing Statement (the “Dispute Period”), Seller shall deliver written notice (a “Dispute Notice”) to Buyer of any disagreement Seller has with respect to the preparation or content of the Final Closing Statement. Notwithstanding anything herein to the contrary, the timeline for Seller to provide the Dispute Notice shall be extended on a day-for-day basis in the case of any undue material delay by Buyer in providing Seller access to materials reasonably requested by Seller pursuant to Section 2.3(d) if such material delay actually and materially impairs Seller from delivering a Dispute Notice within the Dispute Period. If Seller does not provide Buyer with a Dispute Notice related to the Final Closing Statement within the Dispute Period, such Final Closing Statement will be final, conclusive and binding on the Parties. In the event Seller provides Buyer with a Dispute Notice, Buyer and Seller shall negotiate in good faith to resolve any disagreements related thereto. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve any disagreement contained in the Dispute Notice within thirty (30) days after Seller provides Buyer with such Dispute Notice, then Buyer and Seller jointly shall engage and instruct a nationally recognized firm of independent accountants as may be mutually acceptable to Buyer and Seller (the “Accounting Firm”) to resolve any such unresolved disagreement(s). Seller and Buyer shall jointly instruct the Accounting Firm that it (i) shall review only the unresolved disagreements contained in the Dispute Notice, (ii) shall make its determination based upon the terms and conditions set forth in this Section 2.3, Exhibit B and the defined terms contained herein, (iii) shall render its decision within sixty (60) days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto, or such longer time period as mutually agreed to by the Parties, (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either Party in the Final Closing Statement or the Dispute Notice or less than the smallest value for such item claimed by either Party in the Final Closing Statement or the Dispute Notice, and (v) shall make its decision solely on written materials submitted by the Parties, including any responses to interrogatories issued by the Accounting Firm, and shall not conduct an independent review. As promptly as practicable following the Accounting Firm’s engagement, Buyer and Seller shall each prepare and submit a written presentation to the Accounting Firm. Within ten (10) Business Days following delivery of the presentations, Buyer and Seller may each submit a written response to the other Party’s presentation. As soon as practicable thereafter, the Accounting Firm shall render a written decision based solely on the respective presentations setting forth in reasonable detail the basis for its decision. Neither Seller, Buyer nor the Company (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm without the prior consent of (x) with respect to Seller, Buyer and (y) with respect to Buyer or the Company, Seller. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position, sixty percent (60%) of the costs of its review would be borne by Seller, and forty percent (40%) of the costs would be borne by Buyer. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The process set forth in this Section 2.3(c) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Final Closing Statement or included in the calculation of Net Working Capital, Closing Cash Balance, Company Debt and Selling Expenses.

(d)       Access. For purposes of complying with the terms set forth in Sections 2.3(b) and (c), each Party shall promptly and reasonably cooperate with and make reasonably available to the other Parties and their respective representatives, on a prompt basis, all information, records, data and working papers, including reasonable access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Estimated Closing Statement and the Final Closing Statement and the resolution of any disagreement related thereto. Following the Closing, Buyer shall not, and shall cause the Company not to, take any action with respect to the accounting books and records on which the Final Closing Statement is, or is to be, based that would obstruct or prevent the preparation of the Final Closing Statement and the determinations set forth in this Section 2.3. If any Party fails to provide such access or cooperation or is otherwise in breach of this Section 2.3(d), the other Party may initiate the appointment of the Accounting Firm.

(e)       Post-Closing Adjustment. Not later than the third Business Day after the date on which Final Net Working Capital, Final Closing Cash Balance, Final Company Debt and Final Selling Expenses are finally determined pursuant to Section 2.3(c), Seller and Buyer shall jointly determine the amount the Estimated Closing Date Consideration would have been (the “Adjusted Closing Date Consideration”) had Final Net Working Capital, Final Closing Cash Balance, Final Company Debt and Final Selling Expenses been substituted for Estimated Net Working Capital, Estimated Closing Cash Balance, Estimated Company Debt and Estimated Selling Expenses as of the Closing.

(i)        If the Adjusted Closing Date Consideration is greater than the Estimated Closing Date Consideration (such excess, the “Price Increase”), then, within two (2) Business Days from the date on which the Adjusted Closing Date Consideration is determined in accordance with this Section 2.3(e), Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds, an amount in cash equal to the Price Increase.

(ii)       If the Adjusted Closing Date Consideration is less than the Estimated Closing Date Consideration (such deficit, the “Price Decrease”), then, within two (2) Business Days from the date on which the Adjusted Closing Date Consideration is determined in accordance with this Section 2.3(e), Seller shall pay or cause to be paid to Buyer, by wire transfer of immediately available funds, an amount in cash equal to the Price Decrease.

(iii)      If the Adjusted Closing Date Consideration is equal to the Estimated Closing Date Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.3(e).

2.4         Withholding. Seller, Buyer and the Group Companies (as appropriate) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, provided that prior to withholding any such amount, the withholding party shall give notice and the reasonable opportunity to provide forms necessary to minimize such withholding to Seller. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.5          Compensatory Payments. Notwithstanding anything in this Agreement to the contrary, any payments that are compensatory in nature (including, for the avoidance of doubt, any Selling Expenses) required to be made hereunder to an employee or individual service provider of any of Seller, the Group Companies, or any of their respective Affiliates shall in the first instance be made to the applicable Affiliate of Seller or its successors or assignees, as applicable, so that such Affiliate of Seller or its successors or assignees, as applicable may make such payment through the appropriate payroll account or process and net of any applicable Tax withholding.

ARTICLE III
CLOSING AND DELIVERIES

3.1          Closing. Subject to the provisions of ARTICLE VIII, the closing of the Transaction (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the Parties, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Parties (such date being the “Closing Date”); provided, that, under no circumstances, without the prior written consent of Buyer (which consent may be given or withheld in Buyer’s sole and absolute discretion, regardless of whether the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived), shall the Closing occur prior to the first Business Day following forty-five (45) days after the Signing Date.

3.2          Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:

(a)      certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of transfer duly executed in blank, or, if not certificated, evidence of transfer thereof in a form reasonably satisfactory to Buyer;

(b)      the Payoff Letters in respect of all Company Borrowed Debt, together with customary lien release documentation reasonably satisfactory to Buyer relating to the termination of all Liens on the Shares and any assets of the Group Companies securing obligations in respect of Company Borrowed Debt, including under the Credit Facility;

(c)      a certificate (the “Seller Secretary Certificate”) dated as of the Closing Date, duly executed by the Secretary of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Seller Board authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Seller executing this Agreement or any Ancillary Agreement on behalf of Seller; and (iii) true and complete copies of the Organizational Documents of Seller;

(d)      a certificate (the “Company Secretary Certificate”) dated as of the Closing Date, duly executed by the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement or any Ancillary Agreement on behalf of the Company; and (iii) true and complete copies of the Organizational Documents of the Company and TaxAct;

(e)      a certificate of the Delaware Secretary of State as to the good standing of each of the Company, New LLC and TaxSmart as of the most recent practicable date;

(f)       a certificate of an executive officer of the Company (the “Company Closing Certificate”), given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(c) have been satisfied, in each case, solely with respect to the Company;

(g)      a certificate of an executive officer of Seller (the “Seller Closing Certificate”), given by him or her on behalf of Seller and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(b) and Section 8.2(c) have been satisfied, in each case, solely with respect to Seller;

(h)       the Transition Services Agreement, duly executed by Seller and the Company;

(i)        the Intellectual Property Assignment Agreement, duly executed by TaxAct or one of its Affiliates and Seller;

(j)        the Dallas Sublease, duly executed by Seller and Buyer or one of its Affiliates; and

(k)       a duly executed and complete IRS Form W-9 from Seller.

3.3          Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a)       to Seller, by wire transfer of immediately available funds, an amount equal to the Estimated Closing Date Consideration;

(b)       to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by such recipient, such recipient’s portion of the Settlement Amounts;

(c)       to Seller, a certificate (the “Buyer Secretary Certificate”) dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement or any Ancillary Agreement on behalf of Buyer; and (iii) true and complete attached copies of the Organizational Documents of Buyer;

(d)       to Seller, a certificate of the Delaware Secretary of State as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;

(e)       to Seller, a certificate of an executive officer of Buyer (the “Buyer Closing Certificate”), given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(f)       the Transition Services Agreement, duly executed by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Schedules referenced in this Article IV (collectively, the “Company Disclosure Schedules”), which shall qualify the representations and warranties of the Company set forth in the applicable section of this Article IV and any other section of this Article IV to which the applicability of such disclosure is reasonably apparent on its face, (b) as and to the extent disclosed in the Seller SEC Reports filed or furnished by Seller since January 1, 2021 and publicly available at least four (4) Business Days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) or (c) as provided by this Agreement, the Company represents and warrants to and for the benefit of Buyer as of the date hereof and as of the Closing as follows:

4.1          Organization and Standing.

(a)       Each of the Company and TaxAct is a corporation and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of New LLC and TaxSmart is a limited liability company and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Group Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not, and would not reasonably expected to be, material to the Group Companies, taken as a whole.

(b)       Correct and complete copies of each Group Company’s Organizational Documents have been made available to Buyer. No Group Company is in violation of any of its Organizational Documents in any material respect.

4.2          Capitalization. Seller owns beneficially and of record all of the Equity Interests of each of the Company, TaxSmart and New LLC, and the Company owns beneficially and of record all of the Equity Interests of TaxAct. Seller has good and valid title to the Equity Interests of the Company, TaxSmart and New LLC, and the Company has good and valid title to the Equity Interests of TaxAct, in each case, free and clear of all Liens other than Liens securing obligations under the Credit Facility that will be released at the Closing and restrictions on transfer arising under applicable securities Laws. The Shares are duly authorized and validly issued. The Company Shares represent the only issued and outstanding capital stock or other Equity Interests of the Company, the TaxSmart Membership Interests represent the only issued and outstanding capital stock or other Equity Interests of TaxSmart and the Tax Admin Membership Interests represent the only issued and outstanding capital stock or other Equity Interests of New LLC, and there are no other issued, outstanding or promised Equity Interests of any Group Company. There are no (a) outstanding securities convertible or exchangeable into common stock or other equity securities of any Group Company; (b) options, warrants, calls, subscriptions, preemptive rights, rights of first refusal or other rights, agreements or commitments obligating any Group Company to issue, transfer or sell any of its capital stock or other Equity Interests; (c) rights to payment based on the value of the equity interests of any Group Company, including any phantom equity, stock appreciation rights, profit participation or other similar rights or (d) voting trusts or other agreements or understandings to which any Group Company is a party or by which any Group Company is bound with respect to the voting, transfer or other disposition of its capital stock.

4.3          Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect. The shares listed on Schedule 4.3 of the Company Disclosure Schedules are all of the issued and outstanding capital stock or other Equity Interests of TaxAct, and are held beneficially and of record by the Company. The Company does not own, directly or indirectly, any Subsidiaries other than TaxAct and neither New LLC nor TaxSmart owns, directly or indirectly, any Subsidiaries. The Company does not own, directly or indirectly, any Equity Interests of any Person other than TaxAct and neither TaxAct nor New LLC own, directly or indirectly, any Equity Interests of any Person.

4.4          Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a)       The Company has all requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and each Ancillary Agreement to which the Company is a party have been (or, in the case of such Ancillary Agreements, will be at the Closing) duly executed and delivered by the Company pursuant to all necessary corporate authorization and is (or, in the case of such Ancillary Agreements, will be) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (the foregoing subsections (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b)       Except as set forth on Schedule 4.4(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of any Group Company, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of a Lien upon any property or assets of any Group Company, pursuant to any Material Contract or (iii) assuming that the Consents referred to in Section 4.4(c) have been obtained, violate any Order or Law applicable to any Group Company, except in the case of clauses (ii) and (iii), as would, in any such event, not have a Company Material Adverse Effect.

(c)       Other than any Consent as may be required under the HSR Act or such other items required solely by reason of the participation of Buyer in the Transaction, no Consent is required to be obtained by the Company for the consummation by the Company of the transactions contemplated by this Agreement, except as would not have a Company Material Adverse Effect.

4.5          Financial Statements.

(a)       Copies of the following financial statements are attached to Schedule 4.5(a) of the Company Disclosure Schedules: (i) the unaudited balance sheet of TaxAct as of December 31, 2020 and December 31, 2021, and the related unaudited statements of income for the years ended December 31, 2020 and December 31, 2021 (the “Financial Statements”) and (ii) the unaudited balance sheet of TaxAct as of September 30, 2022 (the “Balance Sheet Date”), and the related statements of income for the nine-month period then ended (the “Interim Financial Statements”) and together with the Financial Statements, the “Company Financial Statements”).

(b)       Except for the absence of notes and normal year-end adjustments (none of which would be material individually or in the aggregate), the Company Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis, (ii) fairly present, in all material respects, the financial position, results of operations of TaxAct, as of the respective dates thereof and for the periods indicated therein, (iii) have been prepared in all material respects on a consistent basis with Seller’s consolidated financial statements, and (iv) were derived from the books and records of the Seller, and such books and records of Seller are maintained in accordance with GAAP; provided that the Company Financial Statements (A) do not necessarily reflect what the consolidated operations and financial positions of TaxAct would have been had the business of TaxAct been operated independently of Seller during the periods presented as the business of TaxAct has historically been reported within Seller’s consolidated financial statements, (B) assume allocation of certain indirect assets, liabilities and costs based on assumptions Seller believes were reasonable with respect to TaxAct as conducted during the relevant time period covered by the periods presented therein, and (C) the Company Financial Statements are not necessarily indicative of the future financial position or results of operations of TaxAct.

(c)       Except as accrued or reserved against in the Company Financial Statements, no Group Company nor the Acquired Business has any material Liability except for Liabilities (i) incurred in the Ordinary Course of Business since the Balance Sheet Date, (ii) arising from the taking of any action expressly contemplated by this Agreement or the Ancillary Agreements, or (iii) with respect to TaxSmart, as set forth on Schedule 4.5(c) of the Company Disclosure Schedule.

(d)      The Company is not, and since October 27, 2022 has not, engaged in any trade or business, other than the ownership of 100% of the Equity Interests of TaxAct and activities directly relating or incidental thereto, the performance of its obligations under this Agreement or any Ancillary Agreements to which it is a party and its Organizational Documents, the maintenance of its corporate existence and corporate governance, and the performance of activities expressly contemplated hereby.

(e)       New LLC is not, and since October 31, 2022 has not, engaged in any trade or business, other than the performance of its obligations under this Agreement or any Ancillary Agreements to which it is a party and its Organizational Documents, the maintenance of its corporate existence and corporate governance, and the performance of activities expressly contemplated hereby.

4.6          Taxes.

(a)       (i) The Group Companies have timely filed (or had filed on their behalf) all Tax Returns that they were required to file or that were required to be filed by Seller with respect to the Acquired Business and (ii) all such Tax Returns were true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Group Company or by the Seller with respect to the Acquired Business (whether or not shown on such Tax Returns) have been timely paid in full in the manner required by Law. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

(b)       Each Group Company has complied in all material respects with all applicable Laws relating to the filing of Tax Returns and the payment and withholding of Taxes (including any associated reporting and recordkeeping requirements) and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

(c)       No Group Company has agreed to (or been the beneficiary of) any extension or waiver of the statute of limitations applicable to any Tax Return or in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)       No Group Company is a party to any Tax sharing, allocation or indemnification agreement (other than a Tax sharing, allocation or indemnification agreement among members of an affiliated group, the common parent of which is the Company).

(e)       No Group Company has been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. income Tax Law) or of any other group of corporations filing (or required to file) a consolidated, combined or unitary or similar Tax Return under state, local or non-U.S. Law, other than a group the common parent of which is Blucora, Inc.

(f)       There are no Liens for unpaid Taxes on the assets of any Group Company, except for Permitted Liens described in clause (a) of the definition thereof.

(g)       There is no Action currently pending or threatened in writing with respect to any Group Company in respect of any Tax. No deficiencies for any Tax have been proposed, asserted or assessed against any Group Company which has not been settled and paid in full.

(h)       No claim has been made in writing by any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is, or may be, subject to taxation by that jurisdiction.

(i)        No Group Company has Liability for Taxes of any Person (other than for a member of the Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

(j)        No Group Company has ever participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2).

(k)       No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Group Company.

(l)        Following the Closing, no Group Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) as a result of any: (i) change in, or improper use of, any method of Tax accounting pursuant to Section 481 of the Code (or any analogous, comparable or similar provision of Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any analogous, comparable or similar provision of Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any analogous, comparable or similar provision of Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date by any Group Company; or (vi) interest held by any Group Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 or Section 951A of the Code.

(m)      No Group Company has (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; or (ii) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or any similar provision of state, local or foreign Tax Law.

(n)       Except as set forth on Schedule 4.6(n) of the Company Disclosure Schedules, no Group Company has (i) made any election to defer any payroll Taxes, (ii) taken, claimed, or applied for an employee retention Tax credit or (iii) taken out or sought any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(o)       Since the Balance Sheet Date until the date hereof, no Group Company nor Seller with respect to the Acquired Business has taken any action that, if taken between the date hereof and the Closing, would be prohibited by Section 7.1(j).

(p)       No Group Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(q)       No Group Company owes any Taxes under Section 965(h) of the Code.

(r)       New LLC (i) is a newly-formed entity with no assets or operations, (ii) has not filed any Tax Returns and (iii) is either treated as a partnership or an entity disregarded as separate from Seller for U.S. federal (and applicable state and local income Tax purposes), and will continue to be so treated through the end of the day on the Closing Date.

(s)       TaxSmart (i) has not filed any Tax Returns and (ii) is either treated as a partnership or an entity disregarded as separate from Seller for U.S. federal (and applicable state and local income Tax purposes), and will continue to be so treated through the end of the day on the Closing Date.

4.7          Title to Personal Property. Except as would not be material and adverse to the Acquired Business, each Group Company has (in the case of owned personal property) good title to, or (in the case of leased personal property) a valid leasehold interest in all of the tangible assets of such Group Company, including those reflected in the Interim Financial Statements or thereafter acquired by such Group Company, free and clear of all Liens except for Permitted Liens or other Liens that do not impede, impair or restrict the operation of the Acquired Business by any Group Company in any material respect, excluding assets sold or disposed of by the Group Companies in the Ordinary Course of Business since the Balance Sheet Date, assets to be leased pursuant to the Dallas Sublease and any laptops or personal computer equipment issued to the Specified Employees.

4.8          Real Property. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, no Group Company has owned or leased any real property since January 1, 2019 and there are no outstanding Liabilities with respect to the formerly leased real property set forth on Schedule 4.8 of the Company Disclosure Schedules.

4.9          Compliance with Laws.

(a)       Each Group Company and, solely with respect to the Acquired Business Service Providers, Seller and its applicable Affiliates, are, and for the last four (4) years have been, in compliance in all material respects with all Laws (including Antitrust Laws and Environmental Laws) and Orders applicable to the Acquired Business;

(b)       No Group Company nor, solely with respect to the Acquired Business Service Providers, Seller or its applicable Affiliates, has received any written notification or written communication from any Governmental Authority within the past two (2) years (i) asserting that any Group Company, as applicable, is not in material compliance with any Law, or (ii) threatening to revoke any Permit owned or held by such Group Company, other than any Permit the absence of which would not have a Company Material Adverse Effect; and

(c)       No investigation or review is, or in the last three (3) years has been, pending or threatened in writing by any Governmental Authority with respect to any alleged material violation by any Group Company or, solely with respect to the Acquired Business Service Providers, Seller and its applicable Affiliates, of any Law (including Environmental Law).

4.10        Anti-Corruption & Trade Compliance

(a)       No Group Company, nor any director, officer, employee, agent, or other Person acting, in each case, on behalf or for the benefit of a Group Company:

(i)        within the last five (5) years has offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, nor has otherwise violated any Anti-Bribery Law; nor

(ii)       is a Sanctioned Party nor within the last five (5) years has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party, nor has otherwise violated Sanctions.

(b)      No Group Company has within the last five (5) years engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Person located, organized, or ordinarily resident in any Sanctioned Country, in each case directly or indirectly, including through any of their distributors, agents or other persons acting on their behalf.

(c)      No Group Company has within the last five (5) years violated or is in violation in any material respect of any Anti-Money Laundering Law.

(d)      No Group Company is party to any actual or written threatened Actions or outstanding enforcement action relating to any breach or suspected breach of Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions, or Export Control Laws.

4.11       Permits. No Group Company is, and for the last three (3) years no Group Company has been, in default or violation of any term, condition or provision of any material Permit, except where such default or violation would not have a material and adverse effect on the Acquired Business. No Permit will be impaired by the consummation of the transactions contemplated by this Agreement, except where such impairment would not have a material and adverse effect on the Acquired Business. Without limiting the foregoing, TaxAct’s EFIN and ETIN will remain active and held by TaxAct immediately following the consummation of the transactions contemplated hereby, and Seller will deliver the log-in information with respect to such EFIN and ETIN to Buyer at the Closing. Each Group Company holds all Permits, and has made all declarations, and filings with, Governmental Authorities necessary for the lawful conduct of the Acquired Business, except where such failure would not have a material and adverse effect on the Acquired Business. No Group Company has received written notice of any pending or threatened Actions to revoke, suspend, cancel or adversely modify any such Permit.

4.12        Employee Benefit Plans.

(a)       Schedule 4.12(a) of the Company Disclosure Schedules sets forth a complete list of each (i) “employee benefit plans,” as defined in Section 3(3) of ERISA currently in effect, and (ii) other severance pay, salary continuation, retention, bonus, incentive, commission, stock option, stock purchase, stock appreciation, restricted stock, phantom equity, equity or equity-based incentive, health, welfare, life, disability, retiree medical or life insurance, retirement, supplemental retirement, pension, compensation, employment (including offer letters), independent contractor, consultant, vacation or paid-time-off, cafeteria, health, welfare, termination, change in control, transaction, employee loan, fringe benefit, profit sharing, deferred compensation or other similar compensation or benefit plan, practice, policy, contract, agreement, scheme, program, or arrangement of any kind, in each case, whether or not reduced to writing and whether or not subject to ERISA, that is sponsored or maintained by any Group Company or any of their respective Affiliates that employ or engage any Acquired Business Service Provider (solely to the extent relevant to such Acquired Business Service Providers) or to which any Group Company or any of their respective Affiliates that employ or engage any Acquired Business Service Provider currently makes or is required to make payments, transfers, or contributions in respect of any current or former Acquired Business Service Provider or any of their dependents or beneficiaries, or with respect to which any Group Company (or, solely with respect to any Acquired Business Service Provider, any of their respective Affiliates) has or would reasonably be expected to have any Liability (contingent or otherwise) (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively), including which Employee Plans, if any, are to be assumed by Buyer and its Affiliates in connection with the Transaction.

(b)       Each Employee Plan has been established, maintained, operated, funded and administered in all material respects in compliance with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws. All benefits, contributions and premiums required by the terms of such Employee Plans or applicable Law have been, in all material respects, timely made or properly accrued on the Company Financial Statements in accordance with GAAP, subject to Section 4.5(b). No current or former Acquired Business Service Provider is in material breach of any restrictive covenant contained in any Employee Plan.

(c)       Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified (or, if such Employee Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion letter issued by the IRS), and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code, and, nothing has occurred that could reasonably be expected to adversely affect such qualification or exemption or otherwise result in material Liability to any Group Company or any of their respective Affiliates that employ or engage any Acquired Business Service Provider, to the extent relevant to such Acquired Business Service Providers.

(d)       No Group Company nor, with respect to any Acquired Business Service Provider, any Affiliate that employs or engages such person, has engaged in or knowingly permitted to occur and, to the Company’s Knowledge, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) with respect to any Employee Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on any Group Company or, with respect to any Acquired Business Service Provider, any Affiliate that employs or engages such Person.

(e)       No Group Company nor any of their respective Affiliates that employ or engage any Acquired Business Service Provider nor any ERISA Affiliate of any of the foregoing has, within the prior six (6) year period, maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to) or otherwise has, had or would reasonably be expected to have any Liability (contingent or otherwise) with respect to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” as described in Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)       There are no, and during the last six (6) years there have been no, pending or, threatened in writing (i)Actions, assessments, audits, complaints, proceedings or investigations of any kind in any court of or by any Governmental Authority or (ii) claims or Actions (other than routine claims for benefits in the ordinary course), in either case, with respect to any Employee Plan, and no facts or circumstances exist that would reasonably be expected to give rise to any such Action, assessment, audit, complaint, proceeding, investigation, or claim. No Employee Plan is or, within the past six (6) years has been, the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, self-correction or similar program. No Group Company nor any of their respective Affiliates that employ or engage any Acquired Business Service Provider (solely with respect thereto) nor any other Person, is in material breach of, or default under, any Employee Plan.

(g)       Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) is and has at all times been in compliance in all material respects in form and operation with the applicable requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder. No current or former Acquired Business Service Provider has any right or entitlement to any gross-up or other payment in respect of any Tax, including a Tax imposed under Section 4999 or Section 409A of the Code.

(h)      With respect to each group health plan benefiting any current or former Acquired Business Service Provider that is subject to Section 4980B of the Code, the Group Companies (and, with respect to current and former Acquired Business Service Providers, each of their respective Affiliates) have complied with and have had no Liability on account of any violation of the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i)       Except as set forth on Schedule 4.12(i) of the Company Disclosure Schedules, no Employee Plan has any Liability (contingent or otherwise) or provides benefits, including, without limitation, welfare, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law at the participant’s sole cost or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(j)       Except as set forth on Schedule 4.12(j) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the performance or consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (whether of compensation, termination or severance pay or otherwise) becoming due to any current or former Acquired Business Service Provider, (ii) increase any compensation or benefits otherwise payable under any Employee Plan, (iii) result in any acceleration of the time of payment or vesting or funding of, or increase in the amount of, any compensation or benefits under any Employee Plan or due to any current or former Acquired Business Service Provider, (iv) require a contribution or payment by any Group Company to or under any Employee Plan, (v) result in the forgiveness of any indebtedness to any Person relating to an Employee Plan or any Acquired Business Service Provider, (vi) result in any loss of compensation tax deduction with respect to Section 162(m) of the Code or (vii) result in any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

4.13      Material Contracts.

(a)      Schedule 4.13(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (other than any Employee Plan) to which any Group Company is a party and any Shared Contract, to the extent relating to the Acquired Business, except for this Agreement or any Ancillary Agreement, in each case, that:

(i)       (A) is a joint venture, alliance or material partnership agreement that includes the sharing of profits and losses or (B) a partnership agreement that generated revenue of $2,000,000 or more in 2021;

(ii)      is an extension of credit, loan, guarantee of indebtedness or credit agreement, note, mortgage, security agreement, pledge, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the Ordinary Course of Business or (B) indebtedness for borrowed money less than $5,500,000 in the aggregate) or (C) obligations among the Group Companies;

(iii)     an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire services, inventory, supplies or equipment in the Ordinary Course of Business) directly or indirectly (by merger or otherwise), of assets or capital stock or other Equity Interests of another Person, pursuant to which (A) any Group Company reasonably expects that it is required to pay any consideration (including assumption of debt) after the date hereof or (B) any other Person has the right to acquire any assets of any Group Company (or any interests therein) after the date of this Agreement;

(iv)      is a Contract that involves future expenditures, commitments or receipts by any Group Company of more than $3,000,000 in any one-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(v)       is a Contract with any of the ten (10) largest suppliers or vendors to the Acquired Business (determined on the basis of consolidated expenditures for the year ending December 31, 2021);

(vi)      is an agreement containing any covenant or other provision (A) limiting the right of any Group Company or that would limit the rights of any Affiliates of any Group Company after the Closing to engage in any line of business in any geographic location or with any Person, (B) limiting, prohibiting or restricting the right of any Group Company or that would limit, prohibit or restrict the rights of any Affiliates of any Group Company after the Closing to engage in any business with any Person or to sell any products or services of or to any other Person, including in any geographic region, or levying a fine, charge or other payment or penalty for doing any of the foregoing, (C) limiting the right of any Group Company or that would limit the rights of any Affiliate of any Group Company after the Closing pursuant to any “most favored nation”, “exclusivity” or similar provisions, or (D) that is a right of first refusal or right of first offer for any material asset of any Group Company;

(vii)     is an agreement pursuant to which any Group Company grants a right to use Intellectual Property (other than Contracts (A) granting non-exclusive rights to its customers in the Ordinary Course of Business, and/or (B) granting rights to use commercially available off-the-shelf hardware or software with total annual license, maintenance, support and other fees not in excess of $3,000,000 in the aggregate per vendor, including pursuant to shrink wrap, click through or other standard licensing terms);

(viii)    is a Contract pursuant to which the Company is restricted from using, registering, or enforcing Company-Owned IP in any material respect (including settlement agreements, co-existence agreements, and consent agreements);

(ix)      is a Contract with any (A) executive officer or director of the Company or (B) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer or director;

(x)      is a settlement or similar agreement with respect to any Action involving future payments by any Group Company in excess of $300,000 in the aggregate or any injunctive or similar equitable obligations that impose material restrictions on any Group Company;

(xi)     is a agency, dealer, distributor, sales representative, marketing, referral or similar agreement, in each case, involving payments of more than $5,500,000 annually;

(xii)    any Contract to which TaxSmart is a party or that is binding on TaxSmart; or

(xiii)    is an employment or similar Contract between any current Acquired Business Service Provider, on the one hand, and Seller or one of its Affiliates or a Group Company, on the other hand, involving (A) payment of annual base compensation in excess of $300,000 and (B) containing severance, termination, success, stay, retention or change of control fees, bonuses, benefits obligations or other payments as a result of a change-in-control of the Company.

(b)      True, correct and complete copies of each Material Contract (including any amendments thereto) have been made available to Buyer. Except as would not be material and adverse to the Group Companies (taken as a whole), each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Group Company (or, in the case of a Shared Contract, such other Affiliate of Seller), and, except as would not be material and adverse to the Group Companies (taken as a whole), to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions. Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedules, there is no breach or default by any Group Company (or, in the case of a Shared Contract, such other Affiliate of Seller), or, except as would not be material and adverse to the Group Companies (taken as a whole), any third party under any Material Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or would permit termination or modification thereof by any party to such Material Contract, except where such breach or default would not be material and adverse to the Group Companies (taken as a whole). As of the date hereof, no Group Company (or Seller with respect to Material Contracts or Shared Contracts to which it is a party) has received any written notice or been threatened in writing with any adverse amendment, non-renewal or termination of any Material Contract, except as would not be material to the Acquired Business.

4.14      Legal Proceedings. There are, and for the last three (3) years have been, no Actions (a) except for any Actions contemplated by clause (b) hereof, pending, or, threatened in writing, against a Group Company, or any of their respective properties or assets that would be material and adverse to the Acquired Business or (b) as of the Signing Date, pending against any Group Company or Seller that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. As of the Signing Date, no Group Company (nor Seller with respect to the Acquired Business) intends to initiate any Action that would reasonably be expected to be material to the Acquired Business.

4.15      Intellectual Property; Data Privacy and Security.

(a)      Schedule 4.15(a) of the Company Disclosure Schedules lists all Company-Owned IP that is registered, issued or subject to a pending application for registration or issuance, including patents, trademarks, service marks, copyrights, Internet domain names and social media accounts and handles (and applications for the foregoing) (the “Company IP Registrations”). One or more Group Companies solely owns all rights, title and interests in and to the Company-Owned IP (including the Company IP Registrations), free and clear of any Liens other than Permitted Liens. A Group Company is the record owner (in the case of domain names, the registrant either directly or by proxy) of each Company IP Registration, and all Company IP Registrations are subsisting, and valid and enforceable, subject to the General Enforceability Exceptions. The validity, enforceability, scope of, and the Group Companies’ title to, any Company-Owned IP is not being challenged in any (x) outstanding ruling or order by a Governmental Authority, or (y) except as set forth on Schedule 4.15(a) of the Company Disclosure Schedules, litigation or Action (including any opposition, cancellation, interferences, inter partes review, or re-examination) pending or threatened in writing to which any Group Company is a party.

(b)      As of the Closing, after giving effect to the Transition Services Agreement, the Group Companies solely own, are licensed to or otherwise have the valid and enforceable right to use all Intellectual Property used in or necessary to conduct the Acquired Business.

(c)      Except as set forth on Schedule 4.15(c) of the Company Disclosure Schedule, no Group Company has, nor has the use of any of their respective products or services, infringed, misappropriated or violated any Intellectual Property right of any third party. No Group Company has received any written claim or written notice alleging any such infringement, misappropriation or violation in the last three (3) years (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person). To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company-Owned IP in any material respect, and no Group Company has brought any claim or sent any notice alleging any such infringement, misappropriation or violation in the last three (3) years.

(d)      The Group Companies have maintained and currently maintain reasonable practices to protect the confidentiality of any confidential information or trade secrets disclosed to, owned by or possessed by them. The Group Companies are not in breach of and have not breached, in any material respect, any obligations or undertakings of confidentiality which they owe or have owed to any third party. All current and former employees and contractors who have developed or contributed to material Company-Owned IP (the “Employee Developed Company IP”) have assigned to the Group Companies, either through an enforceable Contract or by operation of law, all of such Person’s rights relating to the Employee Developed Company IP. After giving effect to the Intellectual Property Assignment Agreement, the Group Companies will own exclusively all of BCOR Administrative Services, LLC’s rights, title and interests in or to all TaxAct Developed Intellectual Property (as defined in the Intellectual Property Assignment Agreement).

(e)      One of the Group Companies (i) lawfully owns, leases or licenses all Systems and such Systems are reasonably sufficient for the immediate needs of the Group Companies, including as to capacity, scalability, and ability to process current peak volumes in a timely manner, and (ii) after giving effect to the Ancillary Agreements, will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. The Systems do not contain any virus, bug, vulnerability, fault, “back door,” “Trojan horse,” malware or other disabling code that (i) could significantly disrupt or adversely affect the functionality or integrity of any System, or (ii) is designed to permit unauthorized access to, or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any System that has caused a material disruption to any Group Company or to the Acquired Business. The Group Companies maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis. No Group Company is in material breach of any of their Contracts relating to Systems. In the last three (3) years, no Group Company has been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party System, nor received any written notice of intent to conduct any such audit.

(f)      The Group Companies have in their possession the source code of all material Software developed by or on behalf of the Group Companies (the “Company Software”), in catalogued versions that are accessible to the Specified Employees. No Company Software is subject to any Contract, including any source code escrow agreement, that requires or would require any Group Company to divulge to any other Person any source code or trade secret that is part of such Company Software.

(g)      The Group Companies are in material compliance with any Contracts relating to Open Source Software, including attribution and notice obligations. The Group Companies have not used Open Source Software in a manner that (i) would require any portion of any Company-Owned IP to be disclosed, delivered, distributed, licensed or otherwise made available to a third party in source code form, (ii) limits the freedom of any Group Company to seek full compensation in connection with the marketing, licensing or distribution of any Company-Owned IP or any products or services of any Group Company, or (iii) allows a third party to decompile, disassemble or otherwise reverse engineer any Company-Owned IP.

(h)      The Group Companies (i) comply in all material respects with applicable Privacy Obligations and (ii) adopted and published materially complete and accurate privacy notices and policies and are in compliance in all material respects with those notices and policies.

(i)      The Group Companies comply in all material respects with section 7216 of the Internal Revenue Code and lawfully obtained valid consent for the transfer of any tax return information that it has transferred to any other entity, including TaxSmart Research LLC. The transfer of the TaxSmart Membership Interests contemplated by this Agreement will not breach, violate, adversely affect or result in the rescission of any consent provided under section 7216 of the Internal Revenue Code. TaxSmart has not violated or acted in contravention of, or taken any action that is reasonably likely to result in the revocation, curtailment or otherwise adversely affect any consent provided to TaxAct pursuant to section 7216 of the Internal Revenue Code.

(j)      The Group Companies have implemented and maintained a written information security program comprising reasonable administrative, physical, and technical safeguards, including reasonable and appropriate disaster recovery and business continuity plans and procedures that are consistent with the Group Companies’ Privacy Obligations.

(k)      The Group Companies use reasonable efforts, as required by the Privacy Obligations, to train all employees and persons who have access to or Process any Personal Information of any Group Company regarding compliance with Privacy Obligations.

(l)      Except as would not reasonably be expected to be material to the Acquired Business, no Group Company has experienced any (i) Security Breaches; (ii) unauthorized access to or loss of access to as a result of any actions by an unauthorized party any of the systems or other technology necessary for the operations of any Group Company, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by any Group Company or by any third party service provider on behalf of any Group Company.

(m)      No Person has given written notice of any Security Breach to any Group Company. No Group Company has notified, or been required by applicable Privacy Obligation to notify, any Person of any Security Breach, incident of unauthorized use of systems, or compromise of Sensitive Data. No Group Company has received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Legal Requirement or other Privacy Obligations with respect to Sensitive Data Processed by any Group Company.

(n)      A Group Company has contractually obligated all third-party service providers, outsourcers, processors, or other third parties Processing Sensitive Data, in each case on behalf of any Group Company, to (i) terms that comply with applicable Privacy Obligations and (ii) maintain a written information privacy and security program that establishes reasonable and appropriate measures to protect the privacy, availability, confidentiality, integrity, and security of Sensitive Data against Security Breaches as well as all systems from unauthorized access or use.

4.16      Insurance. Schedule 4.16 of the Company Disclosure Schedules lists all material policies of insurance and any self-insurance arrangements maintained by the Company, or maintained by Seller that cover the Acquired Business or the Group Companies, and in effect as of the Signing Date (the “Company Policies”). Except as would not be material and adverse to the Acquired Business, all Company Policies are in full force and effect. Except as would not be material and adverse to the Acquired Business, and except for Company Policies that have expired and been replaced with comparable policies in the Ordinary Course of Business, no Company Policy has been cancelled by the insurer within the last two (2) years and no written threat has been made by an insurer and received by the Company to cancel any Company Policy during such period. There are no pending or threatened, in writing, claims under any Company Policy primarily relating to any Group Company or the Acquired Business.

4.17      Personnel.

(a)      Seller has provided Buyer a complete and accurate list of the Specified Employees, which sets forth for each such individual the following, to the extent applicable: (i) name; (ii) title or position (including whether full or part time and whether an employee or independent contractor); (iii) employing or engaging entity; (iv) work location; (v) current annual base salary, fee or wage rate; (vi) status as exempt or non-exempt from minimum wage and overtime pay requirements, (vii) 2022 target annual commission, bonus or other incentive-based compensation; (viii) leave status (and, if on leave, the anticipated return date, if known) and (ix) visa status (if applicable).

(b)      Other than any Specified Employees who will be employees of New LLC at the Closing in accordance with Section 7.10(a), no Group Company directly employs or engages any individual service provider as of the date hereof.

(c)      No Group Company (or, with respect to any Acquired Business Service Provider, any of their respective Affiliates) is a party to or subject to any collective bargaining agreements or other Contract with any Union, nor is such Contract currently being negotiated. No Acquired Business Service Provider is represented by a Union. There are no, and for the last four (4) years have been no (ii) pending or threatened Union activities, claims or petitions to represent or otherwise organize any of the Acquired Business Service Providers or other employees of any Group Company, (ii) Union campaigns being conducted to solicit cards from employees or otherwise to authorize a union to request a National Labor Relations Board certifications election with respect to the Acquired Business Service Providers or (iii) strikes, work stoppages, slowdowns, lockouts, picketing, arbitrations, grievances, or other labor disputes or activities against or affecting any Group Company.

(d)      No executive-level Specified Employee, or any Specified Employee earning annual base compensation in excess of $200,000, (i) has given notice of termination of employment or otherwise disclosed plans to terminate employment relationship with any Group Company (or any of their respective Affiliates) within the twelve (12) month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration or (iii) has been the subject of any allegation of sex-based discrimination, sexual harassment or sexual assault during his or her tenure with the Group Companies (or any of their respective Affiliates).

(e)      Since March 1, 2020, no Group Company (or, with respect to current and former Acquired Business Service Providers, any of their respective Affiliates) has instituted any reductions in force or layoffs triggering WARN Act notification requirements or other WARN Act-related Liability.

4.18      Conduct of Business in Ordinary Course. Except for the transactions contemplated by this Agreement, since the Balance Sheet Date, (a) the business of the Group Companies has been conducted in all material respects in the Ordinary Course of Business consistent with past practices, (b) there has not been any change, event, effect, development, condition, occurrence or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect and (c) none of the Group Companies or Seller with respect to the Acquired Business has taken any action that, if taken between the date hereof and the Closing, would be prohibited by Section 7.1.

4.19      Accounts Receivable. The accounts receivable of the Group Companies reflected on the consolidated books and records of the Group Companies (except (a) for intercompany balances that will be terminated without any Liability to any Group Company prior to the Closing, (b) to the extent of the allowance for doubtful accounts reflected on the Company Financial Statements and (c) as would not be material and adverse to the Group Companies (taken as a whole)) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as would not be material and adverse to the Group Companies (taken as a whole), there are no disputes with respect to which any Group Company has been notified in writing with respect to any of the accounts receivable reflected on the Interim Financial Statements that have not been reserved for on the Interim Financial Statements.

4.20      Sufficiency of Assets. As of the date hereof and as of the Closing Date, the properties and assets of the Group Companies, together with the laptops or personal computer equipment used by the Specified Employees, the assets of Seller and its subsidiaries used to provide services pursuant to the Transition Services Agreement, the property and assets subject to the Dallas Sublease and the Shared Contracts are and will constitute, immediately prior to the Closing, all of the properties, rights, Contracts, interests and other tangible and intangible assets (other than with respect to the Seller-Level Activities) sufficient for the Group Companies to, and necessary to enable the Group Companies to (i) conduct, in all material respects, the Acquired Business as it is conducted by the Group Companies as of the date hereof and as of the Closing Date and (ii) own and use the assets of the Acquired Business, in all material respects, in the manner in which such assets are owned or used by the Group Companies as of the date hereof and as of the Closing Date; provided, however, that nothing in this Section 4.20 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same); provided, further, that this Section 4.20 shall not be deemed to be breached as a result of (i) the failure to obtain any consent from any third person, or (ii) any action that Seller or any Group Company is expressly required to take pursuant to Section 7.1, or for which Buyer has provided its express written consent (including pursuant to Section 7.1). As of the date hereof and as of immediately prior to the Closing, except for obligations under this Agreement or any Ancillary Agreement to which any Group Company is a party, no Group Company has or will have any obligations in respect of, and shall not retain, any Liabilities of, the Excluded Business.

4.21      Related Party Transactions. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither (x) Seller nor its subsidiaries nor (y) any of their respective officers, directors or other Affiliates (in each case, other than a Group Company) (a) is a party to any Contract with any Group Company or (b) has an interest in any property used by any Group Company in the conduct of the business of the Group Companies’ as conducted as of the date hereof (other than, in the case of clause (x) only, by virtue of Seller’s or such subsidiaries’ ownership of the Group Companies on the date hereof, assets subject to the Dallas Sublease and property used in connection with the Seller-Level Activities, the provision of services under the Transition Services Agreement or the Shared Contracts), in each case, that will survive following the Closing.

4.22      No Brokers. No broker, finder, investment banker, financial advisor, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Transaction or any of the other transactions contemplated by this Agreement or the Ancillary Agreements by reason of an engagement letter executed by or binding upon any Group Company, nor does any Group Company have any Liability in respect of any of the foregoing, in each case, based upon arrangements made by or on behalf of any Group Company.

4.23      Debt. As of the Signing Date, except with respect to the Credit Facility (which such Liabilities will be released at or prior to Closing pursuant to Section 2.2), no Group Company has any Liabilities in respect of any Company Borrowed Debt.

4.24      No Company Guarantees. Other than with respect to Liens securing obligations under the Credit Facility (which will be released at or prior to Closing pursuant to Section 2.2), there are no Guarantees of the obligations of a Person other than a Group Company given by or binding on any Group Company.

4.25      No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN ARTICLE V, AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR SELLER EXPRESSLY MADE IN ANY CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY OR SELLER PURSUANT TO THIS AGREEMENT, THE GROUP COMPANIES AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES UNDER THIS AGREEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the Schedules referenced in this Article V (collectively, the “Seller Disclosure Schedules”), which shall qualify the representations and warranties of Seller set forth in this Article V and any other section of this ARTICLE V to which the applicability of such disclosure is reasonably apparent on its face, or (b) as and to the extent disclosed in the Seller SEC Reports filed or furnished by Seller since January 1, 2021 and publicly available at least four (4) Business Days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), Seller represents and warrants to and for the benefit of Buyer as of the date hereof and as of the Closing as follows:

5.1      Organization and Standing. Seller is a corporation and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Seller Material Adverse Effect.

5.2      Authority. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and this Agreement has been (or, in the case of such Ancillary Agreements, will be at the Closing) duly and validly authorized, executed and delivered by Seller pursuant to all necessary corporate authorization and is (or, in the case of such Ancillary Agreements, will be) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by the General Enforceability Exceptions. Without limiting the foregoing, no vote, approval or consent of Seller’s stockholders is required in order for Seller to consummate the transactions contemplated by this Agreement. Without limiting the first sentence of this Section 5.2, no authorization, approval or release is required under any indebtedness of Seller, in either case, in order for Seller to consummate the transactions contemplated by this Agreement and transfer the Company Shares to Buyer at Closing free and clear of all Liens other than restrictions on transfer resulting from Securities Laws. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and each other Ancillary Agreements to which Seller is a party, or to consummate the Transactions.

5.3      Title. Seller owns all of the Company Shares and Membership Interests, and immediately prior to the Closing, Seller will have good and valid title to the Company Shares and Membership Interests free and clear of all Liens other than Liens securing obligations under the Credit Facility that will be released at Closing and restrictions on transfer arising under applicable securities Laws. Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Company Shares and Membership Interests, free and clear of all Liens, other than Liens securing obligations under the Credit Facility that will be released at Closing and restrictions on transfer arising under applicable securities Laws. Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares, and Seller is not a party to, and the Shares are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Shares.

5.4      Consents and Approvals; No Violations. Other than any Consent as may be required under the HSR Act or such other Consents required solely by reason of the participation of Buyer in the Transaction, no Consents are necessary to be obtained by Seller for the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby. Neither the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of Seller’s Organizational Documents, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of a Lien upon any property or assets of any Group Company or the Acquired Business, pursuant to any material Contract by which Seller or Seller’s properties or assets is bound, or (iii) assuming the Consent under the HSR Act and such other Consents required solely by reason of the participation of Buyer in the Transaction have been obtained, violate any Order or Law of any Governmental Authority applicable to Seller or any of Seller’s properties or assets, except in the case of clauses (ii) and (iii) above, as would, in any such event, not have a Seller Material Adverse effect.

5.5      No Brokers. Except for Centerview Partners LLC and PJT Partners LP (the fees and expenses of which shall be borne by Seller), no broker, finder, investment banker, financial advisor, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Transaction or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, nor does any Group Company have any Liability in respect of any of the foregoing, in each case, based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

5.6      No Litigation. As of the Signing Date, there are no Actions pending, or threatened in writing, against Seller or any of its Affiliates that would have a Seller Material Adverse Effect or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.

5.7      New LLC and TaxSmart.

(a)      New LLC does not engage in, and has never engaged in, any business activities other than (i) activities in connection with this Agreement and the transactions contemplated hereby and (ii) engaging in transactions related to its formation. Without limiting the generality of the foregoing, New LLC (A) as of the date hereof, has no, and has never had any, employees, and, as of the Closing Date, New LLC will employ only the Specified Employees, (B) does not own or lease, and has never owned or leased, any real property or personal property, and (C) has no Liabilities.

(b)      TaxSmart does not engage in, and has never engaged in, any business activities other than activities in connection with and taken in compliance with the agreements set forth on Schedule 4.5(c) of the Company Disclosure Schedule, this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, TaxSmart (i) has no, and has never had any, employees, (ii) does not own or lease, and has never owned or leased, any real property or personal property, and (iii) has no Liabilities in respect of the Excluded Business and no Liabilities other than those arising in the Ordinary Course of Business.

5.8      No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE V, AND THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY MADE IN ANY CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY OR SELLER PURSUANT TO THIS AGREEMENT, SELLER AND ITS RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES UNDER THIS AGREEMENT.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties represent and warrant to and for the benefit of the Company (prior to the Closing) and Seller as of the date hereof and as of the Closing as follows:

6.1      Securities Matters. The Shares are being acquired by Buyer for investment only and not with a view to distribution in violation of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2      Organization and Standing. Each Buyer Party is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a direct, wholly-owned subsidiary of Parent. Each Buyer Party is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Buyer Material Adverse Effect.

6.3      Authorization, Validity and Effect. Each Buyer Party has all the requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is (or, in the case of the Ancillary Agreements, will be at the Closing) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which any Buyer Party is a party (or, in the case of the Ancillary Agreements, will be at the Closing) and the consummation of the transactions contemplated hereby and thereby, have been (or, in the case of the Ancillary Agreements, will be) duly and validly authorized by all necessary action on the part of such Buyer Party. This Agreement and the Ancillary Agreements to which any Buyer Party is a party have been, or, in the case of the Ancillary Agreements, will be, duly and validly executed and delivered by such Buyer Party and constitute the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, except as limited by the General Enforceability Exceptions. Without limiting the foregoing, no vote, approval or consent of any Buyer Party’s equity holders is required in order for any Buyer Party to consummate the transactions contemplated by this Agreement. No other corporate or limited liability company proceedings on the part of any Buyer Party are necessary to authorize this Agreement and each other Ancillary Agreements, or to consummate the Transactions.

6.4           No Conflict; Required Filings and Consents.

(a)      Neither the execution and delivery of this Agreement and the Ancillary Agreements to which any Buyer Party is or will be a party, nor the consummation by any Buyer Party of the transactions contemplated hereby or thereby, nor compliance by any Buyer Party with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of any Buyer Party or (ii) violate any Order or Law applicable to any Buyer Party or any of its properties or assets, except in the case of clause (ii), as would, in any such event, not have a Buyer Material Adverse Effect.

(b)      Other than any Consent as may be required under the HSR Act, no Consent is required to be obtained by any Buyer Party for the consummation by any Buyer Party of the transactions contemplated by this Agreement, except as would not have a Buyer Material Adverse Effect.

6.5          Legal Proceedings. As of the Signing Date, there are no Actions pending, or threatened in writing, against any Buyer Party or any of its Affiliates that would have a Buyer Material Adverse Effect.

6.6          Financing; Sufficient Funds.

(a)      Buyer has delivered to Seller (i) a true, correct and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto, together with a true, correct and complete copy of the related executed fee letter referred to therein (provided that, solely with respect to any such fee letter, the economic, financial and/or “flex” terms (none of which affects the availability, timing, conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copy) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 7.5(c), the “Debt Financing”) and (ii) a true, correct and complete copy of the executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”) from each of Seventh Cinven Fund (No. 1) Limited Partnership and Seventh Cinven Fund Co-Investment Limited Partnership (collectively, the “Equity Providers”), pursuant to which the Equity Providers have committed to invest in Buyer, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letters expressly provide, and will continue to expressly provide, that Seller and the Company are third party beneficiaries thereof as provided therein.

(b)      As of the date hereof, (i) the Financing Commitments are in full force and effect, (ii) have not been restated, modified, amended or supplemented in any respect or waived and no such restatement, modification, amendment, supplement or waiver is contemplated (except as expressly contemplated therein as of the date hereof), and (iii) the respective obligations and commitments contained in the Financing Commitments have not been withdrawn, reduced, rescinded or repudiated in any respect or terminated in any respect prior to the date of this Agreement and no such withdrawal, reduction, rescission, repudiation or termination is contemplated. The Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Buyer and (to the knowledge of Buyer) the other parties thereto and are enforceable in accordance with their respective terms against Buyer and (to the knowledge of Buyer) against each of the other parties thereto. Except for the fee letter, and other than as expressly set forth in the Financing Commitments, there are no engagement letters, side letters, contracts, understandings, agreements or other arrangements of any kind, whether written or oral, relating to the conditions to funding, or the amount and timely procurement of, the Financing. Neither Buyer, nor (to the knowledge of Buyer) any other party to any of the Financing Commitments is in default in the performance, observation or fulfillment of any condition contained in any Financing Commitment, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would be expected to (A) constitute or result in a default under or breach on the part of Buyer, or on the part of any other party under the Financing Commitments, (B) constitute or result in a failure by Buyer or any other party to the Financing Commitments to satisfy any condition or other contingency to the full funding of the Financing under the Financing Commitments at or prior to Closing, or (C) otherwise result in any portion of the Financing to be unavailable on a timely basis, and in any event, not later than the Closing. Buyer has no reason to believe (both before and after giving effect to any flex provisions contained in the Debt Commitment Letter) that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any condition of the Financing Commitments in its control or that the full amounts committed pursuant to the Financing Commitments will not be available on the Closing Date if the conditions in its control contained in the Financing Commitments are satisfied. Buyer has fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments and/or the Financing, in each case, to be paid on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing. Assuming the conditions precedent set forth in Section 8.1 and Section 8.2 have been satisfied, the aggregate proceeds from the Financing, together with the financial resources of Buyer (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect of the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing) when funded in accordance with the Financing Commitments are sufficient and available to (1) fund all of the amounts required to be provided by Buyer for the consummation of the transactions contemplated hereby and the Financing Commitments, and (2) perform all of Buyer’s payment obligations under this Agreement, including the payment of the Estimated Closing Date Consideration, Company Borrowed Debt and Selling Expenses and the payment of all associated costs and expenses of Buyer relating to the Transaction (including any fees and expenses required to be paid by Buyer related to the transactions contemplated hereby, including the Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Financing at or prior to the Closing, other than as expressly set forth in the Financing Commitments as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that its obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

6.7      Solvency. Buyer is not entering into this Agreement or the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyer, any Equity Provider or any of their respective subsidiaries (which, for purposes of this Section 6.7, shall include the Group Companies). Buyer is Solvent as of the date hereof and, assuming the satisfaction of the conditions to Closing set forth in Section 8.1 and Section 8.2, each of Buyer and the Post-Closing Company will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing and the Funding Obligations, be Solvent at and immediately after the Closing. As used in this Section 6.7, the term “Solvent” means, with respect to a particular date, that on such date, (a) Buyer and, after the Transaction and the Financing, Buyer and the Post-Closing Company and the Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Buyer and, after the Transaction and the Financing, Buyer and the Post-Closing Company and the Subsidiaries, have total assets not less than the sum of such entity’s liabilities and (c) each of Buyer and, after the Transaction and the Financing, Buyer and the Post-Closing Company and the Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 6.7, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

6.8      No Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Transaction or any of the other transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or its Affiliates would be liable based upon arrangements made by or on behalf of Buyer, the Equity Providers, or any of their respective Affiliates.

6.9      Balance Sheets. Each of the audited balance sheet of Parent as of April 30, 2022 (the “Parent Balance Sheet”) and the unaudited balance sheet of Parent as of September 30, 2022 (the “Management Balance Sheet”) was made available to Seller prior to the date hereof. The Parent Balance Sheet (a) fairly presents, in all material respects, the financial position of Parent as of April 30, 2022 and (b) has been prepared in accordance with the books and records of Parent and GAAP in all material respects. Since April 30, 2022, except as would not have a Buyer Material Adverse Effect, Buyer has not incurred any Liabilities. The Management Balance Sheet fairly presents, in all material respects, the financial position of Parent as of September 30, 2022 and has been prepared in accordance with the books and records of Parent, in all material respects, and Parent management’s reporting obligations in the ordinary course.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1      Interim Operations. Between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article IX, except as (a) may be required by applicable Law, (b) may be consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (c) is expressly required or expressly permitted pursuant to this Agreement or (d) set forth in Schedule 7.1 of the Company Disclosure Schedules, (x) Seller and the Company shall use their respective commercially reasonable efforts to conduct the business of the Group Companies in the Ordinary Course of Business consistent with past practice and, with respect to matters pertaining to the Acquired Business, Seller and the Company shall use their commercially reasonable efforts to preserve intact the Acquired Business in all material respects, including the business organization, ongoing business, material assets and its significant business relationships with third parties; (y) the Company shall not, and Seller shall not permit any of the Group Companies to, incur any Liabilities in respect of the Excluded Business and (z) Seller shall not, and shall cause its Subsidiaries to not (with respect to the Acquired Business) to, and the Group Companies shall not:

(a)      (i) sell, transfer, license, assign or otherwise dispose of any material property or assets of or used by the Acquired Business, (ii) other than Permitted Liens or other Liens that do not impede, impair or restrict the operation of the Acquired Business by any Group Company in any material respect, mortgage, encumber or subject to any Lien any property or assets of the Company and its Subsidiaries, New LLC and TaxSmart that is material to the Company and its Subsidiaries, New LLC and TaxSmart (taken as a whole) or that will not be released as of the Closing or (iii) cancel any material debts owed to or material claims held by the Company or any of the Subsidiaries, New LLC and TaxSmart;

(b)      merge or consolidate the Company or any of its Subsidiaries, New LLC or TaxSmart with any Person or effect any partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any of its Subsidiaries, New LLC or TaxSmart;

(c)      incur any Company Debt, except for Company Borrowed Debt incurred in the Ordinary Course of Business under lines of credit existing on the Signing Date that will be included in Company Borrowed Debt and repaid and released in connection with the Closing pursuant to Section 2.2 and that does not exceed the amount of the Estimated Closing Date Consideration in the aggregate;

(d)      cancel or consent to the termination of (other than at its stated expiration date) or modify or amend in any material respect any Material Contract or Shared Contract or enter into any Material Contract that would be a Material Contract if in effect on the date hereof;

(e)          sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned-IP (other than non-exclusive licenses granted to customers in the Ordinary Course of Business) or disclose any of its material trade secrets to a third party other than pursuant to a confidentiality agreement;

(f)           except as required by Law or the terms of any Employee Plan disclosed on Schedule 4.12(a) of the Company Disclosure Schedules, in each case, (i) (A) increase the base compensation or benefits payable or owed to any Specified Employee, other than any base compensation increase adopted in the Ordinary Course of Business consistent with past practice in respect of any non-officer employee with an annual base salary at or below $200,000 after giving effect to such increase, or (B) except as contemplated pursuant to this Agreement, take any action to accelerate the vesting or payment of or to fund any payment provided to any Specified Employee; (ii) except in the Ordinary Course of Business which results in less than a de minimis increased cost to any Group Company, enter into, adopt, amend, modify or terminate any Employee Plan or any plan, practice, policy, contract, agreement, scheme, program or arrangement that would be an Employee Plan had it been in effect on the date hereof; (iii) hire, engage, or terminate (other than for cause) the employment or engagement of any Specified Employee earning annual base compensation or consulting fees equal to or greater than $200,000; (iv) implement or announce any layoffs, reductions in force, furloughs, unpaid leaves or material reductions in hours or weekly pay affecting twenty-five (25) or more Specified Employees; or (v) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with any Union that covers or could cover Acquired Business Service Providers;

(g)          make any material change to any Group Company’s accounting (including tax accounting) methods, principles or practices, except (i) as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required or recommended by PCAOB or the Company’s auditors in connection with an audit or review of the Company’s financial statements, (iii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iv) as required by a change in applicable Law or (v) as disclosed in the Seller SEC Reports applicable to the Acquired Business;

(h)          make any amendment to or otherwise modify the Organizational Documents of any Group Company;

(i)           issue, grant, sell or dispose of (or authorize the issuance, grant, sale, or disposition of) any capital stock, Equity Interest or other rights to purchase any capital stock of any Group Company or split, combine or subdivide the equity interests of any Group Company;

(j)           other than pursuant to the transactions contemplated by this Agreement (i) make (outside of the Ordinary Course of Business), change or revoke any material Tax election; (ii) elect or change any material method of accounting for Tax purposes; (iii) amend any income or other material Tax Return; (iv) surrender any right to any Tax refund; (v) settle or compromise any Action with respect to any material amount of Taxes; (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company; or (vii) request any ruling or similar guidance with respect to Taxes from any Taxing Authority or incur any material amount of Taxes outside of the Ordinary Course of Business;

(k)          declare, set aside, issue, make or pay any dividend or other distribution (whether in cash, stock, personal or real property, or other thing of value or any combination thereof) in respect of the issued and outstanding Equity Interests of any Group Company;

(l)           make a loan, advance or capital contribution to, or an investment in, another Person or to any Specified Employee;

(m)         forgive any loans or advances to any officers, employees, directors, or other individual service providers of any Group Company;

(n)          change or alter any insurance coverage or permit any insurance to lapse (except for any change, alteration or lapse with respect to any insurance policy that is expiring on its terms and replaced with comparable insurance coverage, in all material respects);

(o)          compromise, settle or agree to settle any Action either (i) involving amounts in excess of $250,000 or (ii) which would involve any non-monetary or equitable relief or the admission of any liability (other than in respect of payments of amounts not in excess of $250,000;

(p)          reclassify, adjust, split, combine, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Interests of any Group Company or reclassify, adjust, combine, split or subdivide any capital stock or other Equity Interests of any Group Company;

(q)          permit New LLC or TaxSmart to incur any Liabilities; or

(r)           agree to take any of the actions described in clauses (a) through (q) above.

Nothing contained in this Section 7.1 or elsewhere in this Agreement shall preclude the Company, in its sole discretion, from making the cash distributions to Seller contemplated by Schedule 7.1(c) of the Company Disclosure Schedules (it being understood that, for the avoidance of doubt, prior to the Closing, (i) the Company and its Subsidiaries may use all available cash to repay any indebtedness and (ii) except as contemplated or addressed through the Transition Services Agreement, Seller shall, prior to the Closing, assume, settle, cancel or otherwise terminate all of the Company’s or its Subsidiaries’ obligations, receivables, payables, loans or other intercompany accounts between Seller, on the one hand, and any Group Company, on the other hand, with no adverse impact or resulting Liability to any Group Company). In addition, nothing contained in this Agreement shall be deemed to give Buyer, directly or indirectly, the right to control or direct the Acquired Business or operations of any Group Company prior to the Closing. Prior to the Closing, subject to the terms and conditions of this Agreement, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Business and their operations. Notwithstanding anything in this Section 7.1 to the contrary, nothing in this Section 7.1 is intended to inhibit, limit or restrict in any manner, nor shall it be deemed to inhibit, limit or restrict in any manner, any actions taken by Seller or any of its Affiliates in connection with the operation of the Excluded Business to the extent such actions do not adversely impact the Acquired Business or the Company Group (other than any de minimis impacts).

7.2          Access to Information; Confidentiality.

(a)          Upon reasonable notice, Seller shall (and shall cause each of its Subsidiaries to) afford to Buyer and its representatives reasonable access, at Buyer’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Group Companies, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with the terms of Article IX, to the properties, personnel, Contracts, books and records (including Tax Returns) of the Group Companies and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to such representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Group Companies (including accounting, tax, financing, operating, environmental and other data and information) as may reasonably be requested; provided, however, that nothing herein shall require Seller or any of its Subsidiaries to disclose any information to Buyer if such disclosure would, in the reasonable judgment of the Seller, (i) cause significant competitive harm to the Group Companies if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Seller or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided, further, in each case, that the Company shall give Buyer notice of any information so withheld and the Parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege; provided, further, that nothing herein shall authorize Buyer or its representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Buyer pursuant to this Section 7.2(a) to the extent that such access or information is reasonably pertinent to an Action where the Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties.

(b)          Any information provided to or obtained by Buyer pursuant to this Section 7.2 will be subject to that certain letter agreement, dated as of June 27, 2022, executed by DS Admiral Holdco, LLC and Seller (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement to the same extent required to be held by DS Admiral Holdco, LLC. Notwithstanding the foregoing sentence, effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Acquired Business or the Company and its Subsidiaries; provided, that Buyer acknowledges that its obligations of confidentiality, non-disclosure and use with respect to the Seller Confidential Information shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding; provided, however, that it is further acknowledged and agreed that the foregoing shall not prohibit the disclosure or use of such Seller Confidential Information in accordance with the terms of this Agreement and the Ancillary Agreements (including the Transition Services Agreement).

(c)          At all times from and after the Closing Seller shall, and shall cause each of its Affiliates and each of its and their respective representatives to, unless required to disclose by judicial or administrative process or applicable Law or the applicable requirements of any Governmental Authority (including the federal securities laws, rules and regulations of any national securities exchange) or requested to disclose (by court order, deposition, interrogatory questions, request for information or documents, subpoena, civil investigative demand, regulatory demand or similar process), hold in confidence all Company Confidential Information and not disclose any Company Confidential Information.

7.3          Intentionally Deleted.

7.4          Shared Contracts. Each of Seller and Buyer will, in cooperation with the other, use its commercially reasonable efforts both before and after the Closing to effect the assignment and assumption of the Shared Contract Rights and the Shared Contract Obligations to a Group Company or to Seller, as applicable and as agreed by Seller and Buyer, under the Shared Contracts pursuant to this Agreement and the Transition Services Agreement by, among other things, amending the Shared Contracts to separately assign and assume the Shared Contract Rights and the Shared Contract Obligations to a Group Company or Seller, as applicable and as agreed by Seller and Buyer, and, if necessary or deemed desirable by Seller and Buyer, to execute new contracts with respect thereto; provided, that if commercially reasonable efforts require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to any Group Company or Seller, of any Shared Contract with, any third party, Seller and Buyer shall cooperate in good faith and assign any additional liabilities or benefits as a result of such assignment and assumption based upon a proportionate amount of the Shared Contract Rights and Shared Contract Obligations of each party as agreed in good faith between Buyer and Seller pursuant to the applicable Shared Contract. Buyer and Seller shall cooperate to mitigate any losses to any Group Company or Seller, as applicable, as a result of each party’s obligations pursuant to this Section 7.4. If any Shared Contract Rights to be assumed by a Group Company are not assigned to a Group Company prior to or on the Closing Date, and unless the parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, not to exceed twelve (12) months, the Parties shall use their respective commercially reasonable efforts to allow the applicable Group Company, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of Seller or its Affiliates, as the case may be, to receive such Shared Contract Rights, subject to such Group Company’s satisfaction of all Shared Contract Obligations thereunder; provided, however, that the applicable Group Company shall reimburse Seller or its applicable Affiliate for any reasonable and documented out-of-pocket expenses (which shall not include, for the avoidance of doubt, any costs associated with personnel) incurred in connection with any such arrangement to the extent such services and costs are not otherwise contemplated by the Transition Services Agreement. If any Shared Contract Rights to be assumed by Seller are not assigned to Seller prior to or on the Closing Date, and unless the parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, not to exceed twelve (12) months, the Parties shall use their respective commercially reasonable efforts to allow Seller, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of any Group Company or its Affiliates, as the case may be, to receive such Shared Contract Rights, subject to Seller’s satisfaction of all Shared Contract Obligations thereunder; provided, however, that Seller shall reimburse such Group Company or its applicable Affiliate for any reasonable and documented out-of-pocket expenses (which shall not include, for the avoidance of doubt, any costs associated with personnel) incurred in connection with any such arrangement to the extent such services and costs are not otherwise contemplated by the Transition Services Agreement. Notwithstanding the foregoing covenants of each Party contained in this Section 7.4, Buyer and Seller agree that the Shared Contracts set forth on Schedule 7.4 of the Company Disclosure Schedules shall be transferred to a Group Company and shall be an asset and liability of such Group Company.

7.5          Financing.

(a)          Buyer shall, and shall cause its subsidiaries and each of their representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Financing at or prior to the Closing, subject to Section 7.5(a), as the same may be amended in compliance with Section 7.5(c), on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below) (including any “flex” provisions applicable to the Debt Financing), including using the respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, (ii) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing on substantially the terms set forth in the Debt Commitment Letter (including any “flex” provisions applicable to the Debt Financing), which agreements shall be in effect not later than the Closing (and, provide copies thereof to the Company, upon the Company’s request, and otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing), (iii) satisfy, on a timely basis no later than the Closing, all conditions to the availability of the Financing to the extent within Buyer’s control and assist in the satisfaction of all other conditions to the Financing and the definitive agreements entered into with respect to the Financing Commitments, (iv) incur from the Debt Financing Sources the Financing in an amount necessary to satisfy the Funding Obligations at or prior to the Closing and (v) enforce their rights under the Financing Commitments and the definitive agreements related to the Financing.

(b)          Buyer shall not agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition, remedy or other provision under (x) the Equity Commitment Letters (other than to increase the amount of the equity financing thereunder) without the prior written consent of Seller or (y) the Debt Financing (other than to effect any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of Seller if such amendments, supplements, replacements, waivers or modifications would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing) below an amount necessary to satisfy the Funding Obligations unless, with respect to any reduction of the amount of the Debt Financing, the amount of the Equity Financing is otherwise increased on the same terms and conditions as are set forth in the Equity Commitment Letter as of the date hereof), (ii) impose new or additional conditions or contingencies to the Debt Financing or otherwise expand any of the conditions or contingencies to the Debt Financing, or (iii) otherwise expand, amend, waive or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner that would or would reasonably be expected to (x) prevent, materially delay or make less likely the funding of the Debt Financing (or the satisfaction of the conditions to the Debt Financing) at the Closing or materially impair the ability of Buyer to consummate the Transaction and the other transactions contemplated by this Agreement), (y) adversely impact the ability of Buyer to enforce its rights against the Debt Financing Sources or (z) materially and adversely affect the ability of Buyer to timely obtain the Debt Financing or consummate the transactions contemplated hereby at or prior to the Closing; provided, that Buyer may amend, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or other Debt Financing Sources that have not executed the Debt Commitment Letter as of the date hereof. Buyer shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Financing Commitments or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing below an amount necessary to satisfy the Funding Obligations, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended, supplemented, replaced or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 7.5(c), and references to “Debt Commitment Letter”, “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended, modified, supplemented or replaced (or commitments or financing sources, as applicable), to the extent permitted by this Section 7.5(c). In the event Buyer enters into any other amendment, supplement, replacement or modification permitted by this Section 7.5(c), it shall, prior to the execution and delivery thereof, provide a copy of the commitment letter and fee letter(s) therefor to Seller for its review and shall simultaneously with the execution and delivery thereof, provide fully executed copies of such commitment letter and fee letter(s) to Seller (with such fee letter(s) permitted to be redacted in the same manner contemplated by Section 6.6(a)).

(c)          In the event that all or any portion of the Debt Financing necessary to satisfy the Funding Obligations becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any flex provisions applicable thereto), Buyer shall use reasonable best efforts to promptly after the occurrence of such event, (i) notify Seller in writing thereof, (ii) after giving effect to all other sources of funds (with conditions to funding no more onerous than the conditions to funding set forth in the Debt Commitment Letter as of the date hereof) then available to Buyer that may replace the unavailable portion of the Debt Financing, arrange and obtain alternative debt financing from the same or alternative financial institutions or lenders in an amount sufficient to satisfy the Funding Obligations that does not impose any additional conditions or contingencies that would be reasonably expected to prevent or delay the Closing or contain any terms that would reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to obtain the Debt Financing or consummate the transactions contemplated hereby, as compared to the conditions and other terms set forth in the Debt Commitment Letter as of the date hereof (as amended in accordance with Section 7.5(c)), taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event, but no later than the Closing (the “Alternative Financing”), and (iii) obtain and deliver a debt commitment letter to Seller with respect to such Alternative Financing, including true, correct and complete copies of any related executed fee letter referred to therein (provided that such fee letter may be redacted in the same manner as permitted by Section 6.6(a)) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require Buyer to, (A) waive any term or condition of this Agreement, (B) pay any fees or other amounts materially in excess of those contemplated by the Debt Commitment Letter as of the date of this Agreement (after giving effect to the flex provisions), (C) accept Alternative Financing on terms materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter as of the date hereof (after giving effect to the flex provisions) or (D) seek any equity financing or commitments from any Person other than the Equity Provider. For purposes of this Agreement, references to “Financing” and “Debt Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 7.5(c), and references to “Debt Commitment Letter”, “Debt Financing Sources”, or “Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 7.5(c).

(d)          Buyer expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of any securities contemplated by the Financing or any Alternative Financing, is in any manner a condition to the Transaction, the Closing or the obligations of Buyer to consummate the transactions contemplated hereby, and reaffirms its obligation to consummate the Transaction and the other transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 8.2. The failure, for any reason, of Buyer to have sufficient cash available at the Closing to pay the consideration in the transactions contemplated hereby in accordance with this Agreement or the failure to so pay the consideration in the transactions contemplated hereby in accordance with this Agreement, in each case, shall constitute a breach of this Agreement by Buyer.

(e)          Buyer shall (i) furnish Seller with drafts (prior to execution) and complete, correct and executed copies of each amendment, supplement, replacement, waiver or other modification promptly upon their execution of the Financing Commitments as well as the definitive financing documents for the Debt Financing (but, in the case of any fee letter or amendment thereto, subject to the redaction of such fee letter in a manner consistent with Section 6.6(a) hereof), (ii) give Seller prompt written notice of any (A) breach or default or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or breach by any party to the Financing Commitments of which Buyer becomes aware, including the receipt of any written notice or other written communication from any Debt Financing Source with respect to any breach or default (or alleged breach or default) by any party to the Financing Commitments, (B) material dispute or disagreement between or among any parties to any Financing Commitments or the definitive documents relating to the Financing (other than ordinary course negotiations) or (C) any withdrawal, repudiation or termination or threatened withdrawal, repudiation or termination thereof of which Buyer becomes aware or, in each case, in the form of any written notice or other communication with respect to any of the foregoing, (iii) notify Seller promptly (and in any event within two (2) Business Days) if for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms and/or from the sources described therein, and (iv) otherwise keep Seller reasonably and promptly informed of the status of its efforts to arrange the Financing (including any Alternative Financing). As soon as reasonably practicable, but in any event within three (3) Business Days following the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller in writing relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding the foregoing or anything to the contrary in this Section 7.5(e), in no event shall Buyer have any obligation to disclose any information pursuant to this Section 7.5(e) that would waive the protection of attorney-client or similar privilege.

(f)           Buyer shall be solely responsible for all reasonable and documented out-of-pocket costs and expenses incurred by Seller, its Affiliates and their respective representatives in connection with the cooperation requested or provided under Section 7.5(g), and, if the Closing does not occur, Buyer shall, promptly upon written request of Seller, reimburse Seller and its Affiliates for all reasonable costs and expenses incurred by or on behalf of any of Seller, its Affiliates and their respective representatives in connection therewith. Buyer shall indemnify and hold harmless Seller, the Company and their respective Affiliates, officers, managers, employees and advisors from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Financing or any Alternative Financing, except to the extent such Losses result from a material breach of this Agreement, bad faith, gross negligence, willful misconduct or the knowing and willful fraud (with scienter) committed by the Person seeking indemnification pursuant to this Section 7.5(f) as determined in a final, non-appealable order from a court of proper jurisdiction.

(g)          Seller and the Company shall, and shall cause their subsidiaries and officers, managers, employees and advisors to, use commercially reasonable efforts to cooperate with Buyer in connection with the arrangement of the Debt Financing, including using commercially reasonable efforts to: (i) participate at reasonable times in a commercially reasonable number of lender meetings, presentations and road shows, in each case, upon reasonable advance notice (provided that such participation may be over conference call or other electronic means, and need not be in person); (ii) furnish Buyer and its Debt Financing Sources with pertinent information regarding Acquired Business (including the Company and its Subsidiaries) as shall exist or is customarily prepared (and not already be available to Buyer) and be reasonably requested in writing by Buyer for use in connection with any satisfaction of any conditions precedent of the Debt Financing; (iii) (a) facilitate the pledging of collateral and the preparation of any security documents (including any schedules thereto pertaining to the Company and its Subsidiaries) to the extent reasonably requested by Buyer (which shall only be effective at Closing) and (b) obtain an executed certificate or Payoff Letter from the administrative agent under the Seller’s credit facility confirming at Closing the release of all liens and guarantees in respect of the Company and its Subsidiaries and any related assets sold in connection with the transactions contemplated by this Agreement; (iv) facilitate the preparation and execution of definitive financing documents as may be reasonably requested by Buyer (including by providing information for schedules for the Debt Financing documentation) solely to the extent such materials relate to information concerning the Company and the Subsidiaries; and (v) provide other customary cooperation for any portion of the Debt Financing as reasonably requested by Buyer (including the execution and delivery of appropriate authorizing resolutions by board members or managers that will continue in such roles with the Company and/or its Subsidiaries following Closing; it being understood that such resolutions shall not be effective prior to the Closing); provided, in each case, that (A) neither Seller nor any of its Subsidiaries shall be required to incur or satisfy any Liability (including the payment of any fees) in connection with the Debt Financing prior to the Closing, (B) except as set forth in Section 7.05(g)(v), the pre-Closing directors or managers, as applicable, of the Group Companies shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (C) neither Seller nor any of its Subsidiaries shall be required to execute or deliver prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing that are effective prior to the Closing, (D) neither Seller nor its Subsidiaries shall be required to take any corporate or similar actions prior to the Closing to permit the consummation of the Debt Financing that are effective prior to the Closing, (E) no Affiliate of the Company (other than the Seller and the Subsidiaries of the Company) shall have any obligations under this Section 7.5(g), (F) neither Seller nor its Subsidiaries shall be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under Seller’s or its Subsidiaries’ organizational and governing documents, any applicable Law or any material Contract to which Seller or any of its Subsidiaries is a party, (G) neither Seller nor its Subsidiaries shall be required to provide any assistance or cooperation that would unreasonably interfere with its business operations, (H) neither Seller nor any Group Company shall be required to prepare any projections or make any other forward-looking statements or issue any offering or other information document or provide or deliver any legal opinion, (I) neither Seller nor any Group Company shall be required to prepare or provide any financial statements in connection with the Debt Financing, (J) neither Seller nor any Group Company shall be required to make any representation, warranty, statement, disclosure or certification that, in the good faith determination of such Person, is not true, (K) neither Seller nor any of its Subsidiaries shall be required to provide or execute any solvency certificate relating to the Debt Financing, (L) no officer or employee of Seller or any Subsidiary shall be required to execute and deliver any document or instrument or otherwise take any action that could expose such officer or employee to personal liability, and (M) neither Seller nor any Group Company shall be required to provide access to or disclose information that Seller determines would jeopardize any attorney-client privilege or other similar legal privilege of Seller or any of its Affiliates and that in the event that Group Company does not provide access or information in reliance on this clause, the Company shall provide notice to Buyer that such access or information is being withheld.

(h)          Notwithstanding anything to the contrary contained herein, it is understood and agreed that the conditions precedent set forth in Section 8.2(a) and Section 8.2(b), as applied to the Company’s and Seller’s obligations under this Section 7.5, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s knowing and intentional breach of its obligations under this Section 7.5.

(i)           Seller shall, at least four (4) Business Days prior to the Closing, furnish Buyer with all customary documentation and other information regarding the Company and its Subsidiaries required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and any certificate required under beneficial ownership regulations set forth in Section 31 CFR 1010.230, in each case, to the extent requested by the Buyer in writing at least nine (9) Business Days prior to Closing.

(j)           The Seller hereby consents to the use of, the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are not used in a manner that is intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of any of them.

7.6          Appropriate Action; Consents Filings.

(a)          In accordance with the terms and subject to the conditions of this Agreement, including the limitations set forth in Section 7.6(b), the Parties will use their respective commercially reasonable efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Transaction set forth in ARTICLE VIII to be satisfied as expeditiously as practicable (and in any event at least three (3) Business Days prior to the End Date), including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Transaction, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Transaction, (ii) the obtaining of all other necessary or advisable Consents, approvals or waivers from Third Parties (including as may be necessary pursuant to any Material Contract); provided that neither Seller nor the Company shall be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Transaction and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the Parties shall promptly and cause its Affiliates to promptly (and, in the case of filings required under the HSR Act, in no event later than ten (10) Business Days following the date hereof) (A) make its filings under the HSR Act, and thereafter make any other applications and filings required under the Antitrust Laws with respect to the transactions contemplated hereby, including the Transaction, (B) comply as promptly as practicable with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Transaction, and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to consider in good faith all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of Seller, the Company and Buyer shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any third-party Consents or waivers pursuant to Section 7.1(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Transaction.

(b)          Notwithstanding anything to the contrary in this Agreement, including Section 7.6(a), (i) none of the Parties or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and except that the HSR filing may be withdrawn and refiled once at the request of Seller or Buyer, and (ii) Buyer agrees to use and to cause its Subsidiaries to use commercially reasonable efforts to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the Parties to consummate the transactions contemplated by this Agreement, including the Transaction, as expeditiously as possible (and in any event at least three (3) Business Days prior to the End Date), but in no event shall such commercially reasonable efforts require Buyer or any Affiliate to commit to or effect, by consent decree, hold separate order, trust or otherwise, (A) sell, divest, license or otherwise dispose of, or hold separate or agree to sell, divest, license or otherwise dispose of, any assets of any Group Company, Buyer or their respective Affiliates, (B) terminate, amend or assign existing relationships and contractual rights and obligations of any Group Company, Buyer or their respective Affiliates, (C) require Buyer, any Group Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any commercial contractual or other commercial relationship with, any third party, or (D) impose limitations on Buyer, any Group Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets.

(c)          Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will reasonably cooperate in good faith in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement. Buyer shall determine the strategy to be pursued for obtaining all necessary actions or non-actions and consents from Governmental Authorities, including any related litigation, pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement, and Seller, shall take all reasonably requested actions to support Buyer in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, but subject to the limitations in Section 7.6(b), Buyer shall consult with Seller and consider in good faith the views of Seller in connection with all material communications with a Governmental Authority and strategy regarding the Antitrust Laws. Buyer and Seller, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d)          Neither Buyer, on the one hand, nor Seller or the Company, on the other hand, shall, and neither Buyer nor Seller shall permit any of its respective Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity securities, or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement.

7.7         Publicity. Except in connection with any dispute among the Parties regarding this Agreement, Seller, the Company and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the Parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure is, based on advice of counsel, reasonably believed to be necessary in connection with any Law, Order or applicable stock exchange rule (it being understood and agreed that each Party will provide the other Party with copies of any such announcement in advance of such issuance, and consider in good faith the comments provided to such disclosing Party by the other Party), or is consistent with prior communications previously consented to by the other Parties in accordance with this Section 7.7 to the extent such disclosure is still accurate. In addition, Seller may, without Buyer’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of Seller or any communications plan previously agreed to by Buyer and Seller in which case such communications may be made consistent with such plan.

7.8          Records. With respect to the corporate, accounting, legal, auditing, human resources and other books and records of the Group Companies relating to matters on or prior to the Closing Date: (a) Buyer shall retain for the shorter of that period required by the Seller’s record retention policy on the date hereof or seven (7) years after the Closing Date, and (b) in connection with any Actions or where there is an audit of Seller or other Tax matter initiated by, or with respect to, the IRS or any other Taxing Authority or GAAP financial statement requirement, Buyer shall allow Seller and its respective representatives and designees prompt access to the books, records (including accountant work papers) and employees of the Company or any Subsidiary during normal business hours, at Seller’s expense; provided, however, that nothing herein shall require Buyer or any of Group Companies to disclose any information to Seller or any of its representatives if such disclosure would, in the reasonable judgment of Buyer, (i) cause significant competitive harm to Buyer or any of its Affiliates, (ii) violate applicable Law or the provisions of any agreement to which Buyer or any of its Affiliates is a party or (iii) jeopardize any attorney-client or other legal privilege; provided, further, in each case, that Buyer shall give Seller notice of any information so withheld and the Parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide access or make any disclosure to Seller or its representatives pursuant to this Section 7.8 to the extent that such access or information is reasonably pertinent to an Action where Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties.

7.9          Wrong Pockets.

(a)          After giving effect to the transactions contemplated by this Agreement, if at any time after the Closing, it is determined that any asset, property, right, Contract or claim of Seller or its controlled Affiliate was not held by a Group Company at the Closing, but was primarily used in connection with the Acquired Business prior to the Closing (collectively, the “Company’s Wrong Pocket Asset”), Seller shall, and shall cause its Subsidiaries and controlled Affiliates to use commercially reasonable efforts to (i) execute all instruments, agreements, or documents as may be reasonably necessary for the purpose of transferring the relevant ownership and/or interests in the Company’s Wrong Pocket Assets (or relevant part thereof) held by such Person to the Company or its Affiliates, (ii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant ownership and/or interest in such Company’s Wrong Pocket Assets (or relevant part thereof) in the Company or its Affiliates and (iii) cause the transferor of such Company’s Wrong Pocket Asset to hold the Company’s Wrong Pocket Asset and any monies, goods, or other benefits arising therefrom after the date of this Agreement by virtue thereof, as agent of and trustee for the Company’s Wrong Pocket Assets transferee and allow the Company to such enjoyment and use of such Company’s Wrong Pocket Asset as Seller or its controlled Affiliate has. It is understood and agreed that no additional consideration shall be payable by Buyer in respect of any such Company’s Wrong Pocket Assets.

(b)          After giving effect to the transactions contemplated by this Agreement, if at any time after the Closing, it is determined that any asset, property, right, Contract or claim of any Group Company primarily used in connection with the Excluded Business was held by a Group Company at the Closing (collectively, the “Sellers’ Wrong Pocket Asset”), Buyer shall, and shall cause its Subsidiaries and controlled Affiliates to use commercially reasonable efforts to (i) execute all instruments, agreements, or documents as may be reasonably necessary for the purpose of transferring the relevant ownership and/or interests in the Sellers’ Wrong Pocket Assets (or relevant part thereof) held by such Person to Seller or its designated Affiliate, (ii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant ownership and/or interest in such Sellers’ Wrong Pocket Assets (or relevant part thereof) in Seller or its designated Affiliate, and (iii) cause the transferor of such Sellers’ Wrong Pocket Asset to hold the Sellers’ Wrong Pocket Asset and any monies, goods, or other benefits arising therefrom after the date of this Agreement by virtue thereof, as agent of and trustee for the Sellers’ Wrong Pocket Assets transferee and allow Seller or its designated Affiliate to have such enjoyment and use of such Sellers’ Wrong Pocket Assets as Buyer or its controlled Affiliate has. It is understood and agreed that no consideration shall be payable by Seller in respect of any such Sellers’ Wrong Pocket Assets.

7.10       Employment and Benefit Arrangements.

(a)          Effective no later than immediately prior to the Closing, Seller shall cause the employment of each Specified Employee, except for any Inactive Specified Employee, to be transferred to New LLC. Seller shall cause each such Specified Employee to be employed by New LLC as of immediately prior to the Closing, other than any such Specified Employee who resigns voluntarily, dies or who is terminated with the prior written consent of Buyer, in each case, prior to the Closing. Each such Specified Employee who becomes an employee of New LLC or who continues to be employed by a Group Company, along with each Inactive Specified Employee who becomes an employee of Buyer or its Affiliates pursuant to Section 7.10(b), is referred to herein as a “Company Employee.” Neither Buyer nor any of its Affiliates shall be obligated, however, to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law. Except as set forth on Schedule 7.10(a), neither New LLC, Buyer nor any of their respective Affiliates will assume any Employee Plan (including any severance plan or policy or any employment or similar agreement), or have any Liability with respect thereto.

(b)          Buyer shall offer, or cause one of its Affiliates to offer, each Inactive Specified Employee employment when such Inactive Specified Employee presents himself or herself to one of Seller or its Affiliates or Buyer or one of its Affiliates (including the Company and its Affiliates) for active employment so long as such presentation occurs promptly following the conclusion of the Inactive Specified Employee’s approved leave of absence (as such leave of absence may be extended in accordance with Seller’s or one of its Affiliates’ standard policies and procedures) and on or prior to the 90th day after the Closing Date (or such later time as such employee has reinstatement rights pursuant to applicable Law). An Inactive Specified Employee shall become a Company Employee if such Inactive Specified Employee accepts such offer of employment and commences active employment in accordance with such offer of employment with Buyer or one of its Affiliates. Seller shall terminate the employment of any Inactive Specified Employee who accepts employment with Buyer or one of its Affiliates, to be effective as of the date of such acceptance, and Buyer shall reimburse and indemnify Seller or one of its Affiliates for all Losses associated with each such Inactive Specified Employee’s employment with, or termination of employment from, Seller one of its Affiliates through the date that such Inactive Specified Employee commences employment with Buyer or one of its Affiliates (including the Group Companies); provided, however, that in no event shall Buyer reimburse or indemnify Seller or any of its Affiliates for any Losses incurred under any severance plan or policy of Seller or any of its Affiliates. Notwithstanding the survival period contained in Section 10.1, this Section 7.10(b) shall be a Surviving Covenant.

(c)          Buyer agrees that, for a period of one (1) year following the Closing (or, if shorter, the applicable Company Employee’s period of employment), the Company Employees shall receive: (i) a base salary or hourly wage rate (as applicable) and target annual cash bonus opportunity (excluding change-in-control, retention, long-term incentive, and equity or equity-related opportunities that are at least as favorable as the base salary or hourly wage rate (as applicable) and target annual cash bonus opportunity (excluding change-in-control, retention, long-term incentive, and equity or equity-related opportunities provided to those individuals immediately prior to the Closing, (ii) broad-based employee benefits (excluding any defined benefit pension plans, severance, long-term incentive, post-termination or retiree medical or welfare, equity or equity-based, change in control, retention, deferred compensation or similar compensation or benefits (the “Excluded Benefits”)) that are substantially similar in the aggregate to the broad-based employee benefits (excluding the Excluded Benefits) provided to (1) the Company Employees under the Employee Plans in effect immediately prior to the Closing Date or (2) similarly situated employees of Parent and its direct and indirect Subsidiaries, and (iii) except as set forth on Schedule 7.10(c), severance benefits that are no less favorable than the severance benefits set forth on Schedule 7.10(c) of the Company Disclosure Schedule, subject to the terms and conditions described on such schedule. With respect to Specified Employees entitled to long-term incentive compensation, Buyer shall provide one-year retention benefits of approximately equivalent value. Buyer shall use commercially reasonable efforts to ensure that any employee benefit plans or programs it, the Company, any Subsidiary or any subsidiary of Buyer maintains or adopts with respect to the Company Employees treat employment with Seller or any of its Affiliates (including the Company and any Subsidiary), Buyer or any subsidiary of Buyer prior to the Closing Date the same as employment with Buyer, the Company, any Subsidiary or any subsidiary of Buyer from and after the Closing Date for purposes of eligibility and vesting (including, without limitation, the satisfaction of any waiting periods under any welfare benefit plans maintained by Buyer or any subsidiary of Buyer (the “Buyer Welfare Plans”)) and benefit accrual, but excluding for purposes of the Excluded Benefits or benefit accrual or to the extent such treatment would result in the duplication of benefits). Buyer shall use commercially reasonable efforts to cause that no pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accidental death and dismemberment insurance, disability, sickness and accident and medical benefits under the Buyer Welfare Plans will apply to the Company Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under the welfare benefit plans maintained by the Company or any Subsidiary as of the Closing Date. Buyer shall cause the Buyer Welfare Plans in which a Company Employee participates after the Closing Date to recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums, any payment made by the Company Employee prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any welfare plan of the Company or any Subsidiary, subject to the Company’s timely provision of all documentation reasonably necessary to the applicable insurer or provider of such Buyer Welfare Plan. For the avoidance of doubt, benefits provided under the Transition Services Agreement will satisfy this Section 7.10(c).

(d)           At the Closing, Seller will provide to Buyer a list of the number and site of employment of any employees of Seller or its Affiliates who have experienced or will experience an employment loss or layoff (as defined in the WARN Act) within 90 days prior to the Closing and who are located at a site of employment where Company Employees will be located following the Closing, along with the date of the employment loss or layoff.

(e)          To the extent necessary for any Company Employee to perform services in connection with such Company Employee’s employment with Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates, Seller or its Affiliate (other than the Company or any of its Subsidiaries) shall grant each Company Employee a limited release from any existing non-competition, non-solicitation or confidentiality obligation with respect to any confidential information of the Acquired Business owed to Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) for the sole and limited purpose of allowing any Company Employee to perform services for Buyer, the Company or any of their respective Affiliates.

(f)           As of the Closing, Seller shall provide to Buyer the personnel files (including Forms I-9) for each Company Employee.

(g)          The provisions of this Section 7.10 are solely for the benefit of the Parties and no employee or former employee or any other individual or Person shall be regarded for any purpose as a third-party beneficiary of this Section 7.10 or have any cause of action or claim based on this Section 7.10. In no event shall the terms of this Agreement be deemed to (i) establish, waive, amend or modify any Employee Plan, Buyer Welfare Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, any Subsidiary, Buyer or any of their respective Affiliates; (ii) alter or limit the ability of the Company, any Subsidiary, Buyer or any of their respective Affiliates, as applicable, to amend, modify or terminate any Employee Plan, any Buyer Welfare Plan or any other benefit plan, program, agreement or arrangement; (iii) require the Company, any Subsidiary, Buyer or any of their respective Affiliates to continue any Employee Plan, Buyer Welfare Plan or any other benefit plan, program, agreement or arrangement; or (iv) confer upon any employee, former employee, other service provider or any other individual any right to employment or engagement or continued employment or engagement, benefits or continued service with the Company, any Subsidiary, Buyer or any of their respective Affiliates.

(h)          Prior to Closing, Seller shall be permitted to contact each Key Employee (provided that any such contact shall include a representative designated by Seller) in connection with the negotiation, preparation and execution of an employment agreement with the Company, New LLC or an Affiliate of Buyer to be effective at Closing, which Buyer agrees will include (i) terms and conditions of employment that are substantially economically comparable in the aggregate to the terms and conditions of such Key Employee’s employment with Seller or its Affiliates immediately prior to the Closing and (ii) an acknowledgment by such Key Employee that such Key Employee has no continuing rights to compensation or benefits from Seller or any of its Affiliates after the Closing.

(i)           No later than April 30, 2023, Buyer shall, or shall cause the Group Companies to, pay to the Specified Employees who then remain employed by Parent or any of its Subsidiaries (including the Group Companies) 2022 annual bonuses equal to amounts accrued therefor in the ordinary course as of December 31, 2022 on the books and records of Seller, determined consistently with how 2021 annual bonuses were determined for Acquired Business Service Providers in the ordinary course (the aggregate of all such 2022 annual bonus, the “2022 Bonus Amount”).

7.11        Releases.

(a)          From and after the Closing, the Company on behalf of itself and its Subsidiaries, hereby unconditionally and irrevocably releases Seller and Seller’s respective agents and Affiliates, managers, directors, officers and employees (collectively, the “Seller Released Parties”) from any and all Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, Liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, Losses, judgments, extents, executions, claims and demands, other than those relating to this Agreement or any of the Ancillary Agreements (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to the Company or any assets of the Company, which existed on or prior to the Closing Date; provided, however, that, for the avoidance of doubt, the foregoing shall not apply to any such claim arising under, related to, or resulting from this Agreement or any Ancillary Agreement, including in respect of any breach of this Agreement or any Ancillary Agreement.

(b)          From and after the Closing, Seller on behalf of itself and its Subsidiaries, hereby unconditionally and irrevocably releases the Group Companies and their respective agents, Affiliates, managers, directors, officers and employees (collectively, the “Company Released Parties”) from any and all Released Claims and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Company Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to Seller or its Subsidiaries, which existed on or prior to the Closing Date; provided, however, that, for the avoidance of doubt, the foregoing shall not apply to any such claim arising under, related to, or resulting from this Agreement or any Ancillary Agreement, including in respect of any breach of this Agreement or any Ancillary Agreement.

7.12        Intentionally Deleted.

7.13        Replacement Guarantees. Buyer and Seller shall use their commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller and Buyer, on or before the Closing Date, valid and binding written releases of any securities, guarantees or indemnities given by or binding upon Seller or any of its Affiliates (other than the Group Companies) on behalf of the Group Companies exclusively relating to the Acquired Business, each of which is listed on Schedule 7.13 of the Company Disclosure Schedules (each, a “Seller Guarantee”), which release shall be effective as of the Closing, including, in the case of Buyer and its Affiliates, as applicable and at the election of Buyer (in its sole discretion), by providing substitute guarantees, furnishing letters of credit, instituting escrow agreements, posting surety or performance bonds or making other arrangements as the beneficiary may reasonably request. If any Seller Guarantee has not been released as of the Closing Date, then Buyer and Seller shall continue to use their commercially reasonable efforts after the Closing to cause as promptly as practicable the complete and unconditional release of Seller and its Affiliates and subsidiaries (other than the Group Companies) under any Seller Guarantee. Without limitation of Buyer’s obligations under this Agreement, for so long as Seller or any of its Affiliates or subsidiaries (other than the Group Companies) has performance obligations under such Seller Guarantee, Buyer shall (and shall cause the Post-Closing Company and Subsidiaries to) (a) perform such obligations on behalf of Seller or such Affiliate or subsidiary of Seller or (b) otherwise take such action as reasonably requested by Seller so as to put Seller and its Affiliates and subsidiaries (other than the Group Companies) in the same position as if Buyer or the Post-Closing Company or the Subsidiaries had performed or were performing such obligations. From and after the Closing, Buyer shall indemnify Seller, its Affiliates, its subsidiaries and their respective representatives against all Liabilities arising from and after the Closing pursuant to any Seller Guarantee in respect of the Acquired Business.

7.14        Termination of Affiliate Transactions. Prior to the Closing, Seller shall, and shall cause its subsidiaries and controlled Affiliates to, cause all Contracts and intercompany accounts by and between Seller or its subsidiaries or Affiliates, on the one hand, and any Group Company, on the other hand, to be terminated, with no resulting or continuing Liability of any Group Company with respect thereto. Seller shall provide Buyer reasonable evidence of the termination thereof prior to the Closing.

7.15        Financial Reporting. For a period of three (3) years after the Closing, Buyer shall provide reasonable assistance to Seller in connection with any reporting obligations of Seller pursuant to the Securities Act or the Exchange Act or any of the rules or regulations promulgated thereunder and any other financial reporting obligations of Seller, in each case, related to the Acquired Business or the Group Companies.

7.16        Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Company nor Seller shall, directly or indirectly, including through the direction of any of its Representatives, take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any direct or indirect purchase of any of the outstanding Shares or any merger, sale of a material portion of the assets of any Group Company (each such transaction, an “Acquisition Transaction”). Seller shall promptly (and, in any event, within forty eight (48) hours of the date of this Agreement) instruct each Third Party that has previously executed a confidentiality agreement with respect to an Acquisition Transaction to promptly return to Seller or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of Seller or its Representatives relating to or provided in connection with an Acquisition Transaction (but not, for the avoidance of doubt, in respect of the Excluded Business) in accordance with the terms of such confidentiality agreement and immediately terminate all physical and “data room” and online “data site” access previously granted to such Third Party (other than any such access which is to materials only relating to the Excluded Business). The Company shall cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction.

7.17        Non-Solicitation. From the Closing Date until the second (2nd) anniversary of the Closing Date, Seller shall not and shall cause its controlled Affiliates not to, directly or indirectly, (i) solicit or encourage any Specified Employee or other employee of Parent or any of its Subsidiaries to terminate his or her employment with Parent or any of its Subsidiaries (including the Group Companies) or (ii) hire or engage any Specified Employee or such other employee; provided, however, that the foregoing prohibitions in (i) and (ii) shall not (x) prevent Seller or its controlled Affiliates from soliciting or hiring any such person who has resigned or been terminated by Parent or any of its Subsidiaries (including the Group Companies) after the Closing Date and at least ninety (90) days prior to such solicitation or (y) prevent Seller or its controlled Affiliates from making any general solicitation, such as an advertisement in published media and/or through general mandates delivered through recruitment consultants, conducted in the Ordinary Course of Business and not directed specifically at such person(s). From the Closing Date until the second (2nd) anniversary of the Closing Date, no Buyer Party shall, and each Buyer Party shall cause its controlled Affiliates not to, directly or indirectly, (i) solicit or encourage any executive officer of Seller or any Subsidiary thereof or other employee of Seller or any of its Subsidiaries (other than the Specified Employees) (each a “Retained Employee”) to terminate his or her employment with Seller or any of its Subsidiaries or (ii) hire or engage any such Retained Employee; provided, however, that the foregoing prohibitions shall not (A) prevent any Buyer Party or its controlled Affiliates from soliciting any such person who has resigned or been terminated by Seller or any of its Subsidiaries after the Closing Date and at least ninety (90) days prior to such solicitation or (y) prevent any Buyer Party or any of its controlled Affiliates from making any general solicitation, such as an advertisement in published media and/or through general mandates delivered through recruitment consultants, conducted in the Ordinary Course of Business and not directed specifically at such person(s).

7.18        Cooperation. For a period of three (3) years following the Closing, Seller shall, at Buyer’s expense, furnish or cause to be furnished to Buyer or its representatives, upon Buyer’s request, such information and assistance relating to the Acquired Business and the Group Companies that is reasonably necessary in connection with the preparation of any financial statements or other documents to be filed by Buyer or any of its Affiliates with the Securities Exchange Commission.

7.19        Insurance Matters.

(a)          Seller shall, and shall cause its Subsidiaries to, prior to the Closing, use commercially reasonable efforts to make claims under any occurrence based insurance policies of Seller or its Subsidiaries, and at Buyer’s request and at Buyer’s expense from and after the Closing, use commercially reasonable efforts to permit the Group Companies to make claims under any occurrence based insurance policies of Seller or its Subsidiaries, in each case, with respect to acts, omissions, events or circumstances relating to any Group Company or the Acquired Business that occurred or existed prior to the Closing, and with respect to the period prior to the Closing, only to the extent of the Company’s Knowledge of such claims, in each case, that are covered by occurrence based insurance policies of Seller or any of its Affiliates, subject to the terms and conditions of such policies and this Agreement, to the extent such coverage and limits are available (such claims made after the Closing being referred to as “Post-Closing Insurance Claims”); provided, that from and after the Closing, Buyer shall exclusively bear, or cause the applicable Group Company to exclusively bear, and neither Seller nor any of its Affiliates shall have any obligation to repay or reimburse the Buyer or any Group Company for, the amount of any deductibles or self-insured retentions associated with such claims under policies to the extent payable from and after the Closing. After the Closing, to the extent Seller or any of its Subsidiaries receives insurance proceeds in respect of any Post-Closing Insurance Claim, Seller shall promptly provide Buyer or the applicable Group Company the amount of such proceeds (net of any expenses or costs reasonably incurred by Seller or any of its Affiliates in connection with making such Post-Closing Insurance Claim or seeking such coverage).

(b)          Prior to the Closing, Seller and the Company shall, and shall cause their subsidiaries and officers, managers, employees and advisors to, use commercially reasonable efforts to cooperate with Buyer in connection with the arrangement of the Replacement Insurance, including using commercially reasonable efforts to: (i) participate at reasonable times in a commercially reasonable number of meetings or presentations in connection with Buyer procuring the Replacement Insurance, including the underwriting thereof, in each case, upon reasonable advance notice (provided that such participation may be over conference call or other electronic means, and need not be in person); (ii) furnish Buyer and its brokers and potential insurers with pertinent information regarding the Acquired Business (including the Acquired Companies) as shall exist or is customarily prepared (and is not already available to Buyer) and is reasonably requested in writing by Buyer for use in connection with procuring the Replacement Insurance; (iii) facilitate the preparation and execution of definitive Replacement Insurance documents as may be reasonably requested by Buyer regarding the Acquired Business; and (iv) provide other customary cooperation as reasonably requested by Buyer (including the execution and delivery of appropriate authorizing resolutions by board members or managers that will continue in such roles with the Company and/or its Subsidiaries following Closing; it being understood that such resolutions shall not be effective prior to the Closing); provided, in each case, that (A) neither Seller nor any of its Subsidiaries shall be required to incur or satisfy any Liability (including the payment of any fees) in connection with the Replacement Insurance prior to the Closing (other than in respect of the Data Migration), (B) except as set forth in Section 7.19(b)(iv), the pre-Closing directors or managers, as applicable, of the Group Companies shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Replacement Insurance is obtained, (C) neither Seller nor any of its Subsidiaries shall be required to execute or deliver prior to the Closing any definitive documents in respect of the Replacement Insurance that are effective prior to the Closing (other than the Replacement Insurance application), (D) other than the Data Migration, neither Seller nor its Subsidiaries shall be required to take any corporate or similar actions prior to the Closing to permit the consummation of the Replacement Insurance that are effective prior to the Closing, (E) no Affiliate of the Company (other than Seller and the Subsidiaries of the Company) shall have any obligations under this Section 7.19(b), (F) neither Seller nor its Subsidiaries shall be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under Seller’s or its Subsidiaries’ organizational and governing documents, any applicable Law or, subject to the other terms of this Agreement, any material Contract to which Seller or any of its Subsidiaries is a party, (G) except in respect of the Data Migration, neither Seller nor its Subsidiaries shall be required to provide any assistance or cooperation that would unreasonably interfere with its business operations, (H) neither Seller nor any of its Subsidiaries shall be required to make any representation, warranty, statement, disclosure or certification that, in the good faith determination of such Person, is not true and (I) neither Seller nor any of its Subsidiaries shall be required to provide access to or disclose information that Seller determines would jeopardize any attorney-client privilege or other similar legal privilege of Seller or any of its Affiliates and that in the event that Group Company does not provide access or information in reliance on this clause, the Company shall provide notice to Buyer that such access or information is being withheld and Seller shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause any waiver of privilege. Prior to the Closing and subject to clauses (A) through (I) of the immediately preceding sentence, Seller shall (i) deliver to Buyer all information reasonably requested by Buyer and reasonably necessary for Buyer to submit a true and complete application in respect of the Replacement Insurance (that has not already been provided in due diligence and that is not already available to Buyer) on or prior to November 11, 2022 and any additional information that may reasonably be requested by potential insurers in response thereto and (ii) shall and shall cause its Subsidiaries to, take any and all actions reasonably necessary to complete the Data Migration at least five (5) Business Days prior to the Closing; provided, however, that nothing herein shall require Seller or any of its Subsidiaries to disclose any information if such disclosure would, in the reasonable judgment of Seller, (x) cause significant competitive harm to Seller or any of its Affiliates, (y) violate applicable Law or (z) jeopardize any attorney-client or other legal privilege; provided, further, in each case, that Seller shall give Buyer notice of any information so withheld and the Parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege. Seller shall provide evidence reasonably satisfactory to Buyer of the completion of the Data Migration prior to the Closing. During the period beginning on the date hereof and continuing until the completion of the Data Migration, Seller shall keep Buyer reasonably apprised of the status of the Data Migration, including providing Buyer with weekly updates on the status of the Data Migration, and shall consider in good faith any suggestions made by Buyer in connection with the Data Migration. If Replacement Insurance is not available to Buyer at Closing after Buyer has used its reasonable best efforts to secure same (subject to Seller’s compliance with the terms of this Section 7.19(c)), Seller shall cooperate in good faith and use commercially reasonable efforts to assist Buyer and its Affiliates in obtaining alternative Replacement Insurance, which reasonable efforts may include to the extent reasonably foreseeable entering into an additional Cyber and Technology E&O insurance policy together with Buyer or its Affiliates as additional insureds and/or from and after the Closing, naming TaxAct as an additional insured under the Seller’s Cyber and Technology E&O policies for the duration of the TSA (all at Buyer’s sole expense, Buyer being responsible for all documented out-of-pocket costs and expenses incurred by Seller, its Affiliates and their respective representatives in connection with such cooperation).

(c)          Notwithstanding anything to the contrary contained herein, it is understood and agreed that the conditions precedent set forth in Section 8.2(a) and Section 8.2(b), as applied to the Company’s and Seller’s obligations under this Section 7.19, shall be deemed to be satisfied unless the Replacement Insurance has not been obtained as a direct result of the Company’s knowing and intentional breach of its obligations under this Section 7.19.

7.20        Scheduled Contracts. Prior to November 11, 2022, Seller shall, or shall cause its Affiliate or Subsidiary party thereto, deliver a notice of non-renewal or termination pursuant to the terms of each agreement set forth on Schedule 7.20 of the Company Disclosure Schedules (such agreements, the “Scheduled Contracts”) in order to cause each such Scheduled Contract not to be renewed beyond its current term and/or to be terminated at the end of its current term, in each case, with no resulting or continuing Liability of any Group Company with respect thereto. Seller shall provide Buyer reasonable evidence of the non-renewal and termination of each Scheduled Contract prior to the Closing.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1          Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or (to the extent not prohibited by Law) waiver by Seller, the Company and Buyer at or prior to the Closing of the following conditions:

(a)          any waiting period (or any extension thereof) applicable to the consummation of the purchase and sale of the Shares under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws of the jurisdictions set forth on Schedule 8.1(a) of the Company Disclosure Schedules shall have expired, been terminated or been obtained; and

(b)          no Governmental Authority of the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the purchase and sale of the Shares.

8.2          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are, in addition to the conditions set forth in Section 8.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Buyer at or prior to the Closing of the following conditions:

(a)          (1) (i) the representations and warranties contained in Section 4.1(a) (Organization and Standing), the representations and warranties contained in the first sentence of Section 4.3 (Subsidiaries) and the representations and warranties contained in Section 4.4(a) and clause (i) of Section 4.4(b) (Authority) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (ii) the representations and warranties contained in clause (b) of Section 4.18 (Conduct of Business in Ordinary Course) shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (iii) the representations and warranties contained in Section 4.2 (Capitalization) and the representations and warranties contained in the penultimate sentence of Section 4.3 (Subsidiaries) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct (except for de minimis inaccuracies) as of such specific date only); and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that, in the case of each of clauses (i), (iii) and (iv), no effect shall be given to any materiality or “Company Material Adverse Effect” qualifications therein; and (2) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date.

(b)          (1) (i) the representations and warranties contained in the first sentence of Section 5.1 (Organization and Standing) and the representations and warranties contained in the first and second sentences of Section 5.2 (Authority), the representations and warranties contained in the last sentence of Section 5.3 (Title), and the representations and warranties contained in clause (i) of the second sentence of Section 5.4 (Consents and Approvals) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (ii) the representations and warranties contained in the first and second sentences of Section 5.3 (Title) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct (except for de minimis inaccuracies) as of such specific date only); and (iii) all other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Seller Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that, in the case of each of clauses (i) through (iii), no effect shall be given to any materiality or “Seller Material Adverse Effect” qualifications therein; and (2) Seller shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c)          since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

8.3         Conditions to Obligation of Seller and the Company. The obligation of Seller and the Company to consummate the Closing is, in addition to the conditions set forth in Section 8.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Seller and the Company at or prior to the Closing of the following conditions:

(a)          each of the representations and warranties of any Buyer Party contained in this Agreement, without giving effect to any materiality or similar qualifiers therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a material adverse effect on the ability of Buyer to purchase the Shares and make the payments contemplated by Articles II and III (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and

(b)          each Buyer Party shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date.

8.4         Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of its obligations to consummate the purchase and sale of the Shares as required by the provisions of this Agreement, including Section 7.5 and Section 7.6.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1         Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date, as follows:

(a)          by mutual written consent of each of Seller and Buyer; or

(b)               by either Seller or Buyer, if:

(i)                the purchase and sale of the Shares shall not have been consummated by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date; or

(ii)               prior to the Closing, any Governmental Authority of the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the purchase and sale of the Shares, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(c)               by Buyer, if Seller or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 8.2(a) or Section 8.2(b) and (B) is not capable of being cured, or is not cured, by Seller or the Company on or before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following Buyer’s delivery of written notice to Seller of such breach; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(d)               by Seller, if:

(i)               any Buyer Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 8.3(a) or Section 8.3(b) and (B) is not capable of being cured, or is not cured, by such Buyer Party on or before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following Seller’s delivery of written notice to Buyer of such breach; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if Seller or the Company is then in material breach of any of its respective representations, warranties, covenants or agreements hereunder; or

(ii)               (A) all the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (B) Buyer shall have failed to consummate the Closing by the date that is three (3) Business Days following the time the Closing was required by Section 3.1, (C) Seller has irrevocably confirmed to Buyer in writing that all of the conditions set forth in ARTICLE VIII have been satisfied or, with respect to the conditions set forth in Section 8.3, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and Seller stands ready, willing and able to consummate the Closing at such time and (D) and the Closing shall not have been consummated by the end of such three (3) Business Day period.

9.2         Effect of Termination.

(a)               In the event that this Agreement is validly terminated by a Party pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any Party (or any of its representatives), and all rights and obligations of any Party shall cease; provided, however, that, no such termination shall relieve any Buyer Party or Seller of any liability or damages resulting from Fraud or from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 9.2(c) and Section 9.2(d), the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the expense reimbursement and indemnification obligations contained in Section 7.5 and the provisions of this Section 9.2 and Article X shall survive any termination of this Agreement pursuant to Section 9.1 in accordance with their respective terms. For the avoidance of doubt, the failure of Buyer or Seller to consummate the purchase and sale of the Shares when all of the conditions in Section 8.1 and Section 8.2 have been satisfied shall be a knowing and intentional breach of this Agreement.

(b)               If the Parties terminate this Agreement pursuant to Section 9.1(a), neither Party shall be entitled to recover any damages, costs or termination fees in connection with such termination, and such termination shall be the Parties’ sole and exclusive remedy.

(c)               Without limiting the rights of the Company or Seller to bring an action to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 12.14 or of its obligations under the Financing Commitments (as applicable), in the event that this Agreement is terminated by Seller in accordance with Section 9.1(d)(i) or Section 9.1(d)(ii), or Seller or Buyer pursuant to any other subsection of Section 9.1 at a time when Seller could have then terminated this Agreement in accordance with Section 9.1(d)(i) or Section 9.1(d)(ii), then Buyer shall, as promptly as reasonable practicable (and, in any event, within three (3) Business Days) following such termination, pay, or cause to be paid, to Seller (as designated by Seller) an amount equal to $28,800,000 plus all fees and expenses incurred by the Company and Seller in connection with enforcing the payment obligations described in this Section 9.2(c), not to exceed $4,000,000 (collectively, the “Termination Fee”), it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.

(d)              The Parties agree that if this Agreement is terminated pursuant to Section 9.1 under circumstances where the Termination Fee is payable pursuant to Section 9.2(c), other than in the case of Fraud by any Buyer Party, payment of the Termination Fee in accordance with the terms hereof shall be deemed to be liquidated damages and the sole and exclusive remedy of Seller, the Company and their respective Affiliates, direct or indirect equityholders or any other Person against any Buyer Party or any of their Non-Recourse Parties or any Debt Financing Source for any and all claims, actions, causes of action, judgments, awards, losses, damages, liabilities, fines, penalties, expenses or costs suffered or incurred by Seller or the Company, or any of their respective Affiliates or equity holders or any other Person in connection with or related to or arising out of this Agreement and the Ancillary Agreements and upon payment of the Termination Fee, other than in the case of Fraud by any Buyer Party, neither any Buyer Party nor any of their Non-Recourse Parties or any Debt Financing Source shall have any further obligation or liability to Seller, the Company or any of their respective Affiliates or equity holders or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby, any Ancillary Agreement or the transactions contemplated thereby, or any failure of such transactions contemplated by this Agreement or any Ancillary Agreement to be consummated, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any Action, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through any Action by or on behalf of a party hereto or another Person or otherwise; provided that nothing in this Section 9.2(d) shall limit the right of Seller or the Company to bring or maintain any Action for specific performance to the extent, and solely to the extent, provided in Section 12.14. The Buyer Parties’ Non-Recourse Parties and the Debt Financing Sources are intended third-party beneficiaries of this Section 9.2(d). In no event shall any Buyer Party or any of their Non-Recourse Parties have liability for monetary damages (including monetary damages in lieu of specific performance and damages for knowing and intentional breach) other than (i) Buyer’s obligation in respect of payment of the Termination Fee owed by Buyer under Section 9.2(a), if owing, and the amount of the Termination Fee, if owing, shall be the maximum aggregate liability of the Buyer Parties and their Non-Recourse Parties hereunder or (ii) in excess of $28,800,000, which amount shall be the maximum aggregate liability of the Buyer Parties and their Non-Recourse Parties hereunder, other than in the case of (1) Fraud or (2) after the Closing pursuant to clause (i) of Section 10.3(a) in respect of a breach of the representations and warranties contained in Section 6.3, but subject to the terms of Section 10.3(b).

ARTICLE X
REMEDIES

10.1      Survival. The representations, warranties, covenants and agreements (other than the Surviving Covenants) contained herein or in any Certificate or Ancillary Agreement (other than the Transition Services Agreement) shall not survive the Closing; provided, that the representations and warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4(a) and clause (i) of Section 4.4(b) (Authority, Validity and Effect), Section 5.1 (Organization and Standing), Section 5.2 (Authority), Section 5.3 (Title), Section 6.2 (Organization and Standing), Section 6.3 (Authorization, Validity and Effect), and Section 6.8 (No Broker) (collectively, the “Fundamental Representations”) shall survive the Closing for a period of two (2) years following the Closing Date. Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 10.2(c), shall survive for a period of two (2) years following the Closing Date. Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 10.2(d) shall survive the Closing Date for the applicable statute of limitations plus thirty (30) days. All covenants and agreements of the parties contained in this Agreement that by their terms contemplate performance following the Closing (all such covenants other than those contained in Section 7.10, except as otherwise expressly provided for in Section 7.10, the “Surviving Covenants”) shall survive the Closing for the period explicitly specified in such covenant or agreement or, if no such period is so specified, for a period of two (2) years following the Closing Date. Notwithstanding the foregoing, any claims made by written notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.1 shall operate to: (1) limit the liability of any Party for Fraud; or (2) the rights of Buyer or any of its Affiliates under the R&W Insurance Policy against the insurer(s) thereunder, which shall contain survival periods that shall control for purposes thereunder. If Buyer or Seller effects any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of related transactions after the Closing and prior to expiration of the longest survival period specified herein, Buyer or Seller, as applicable, shall provide for the assumption of its obligations under this Agreement by the purchaser or transferee of such assets or another party reasonably satisfactory to Seller or Buyer, as applicable.

10.2      Seller’s Indemnity. Subject to the provisions of this Article X, from and after the Closing through the applicable limitation date set forth in Section 10.1, Seller shall indemnify, defend and hold harmless Buyer, the Company and their respective Affiliates, Representatives, successors and assigns (each a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) against any and all Liabilities, Losses, damages, fines, penalties, Taxes, out-of-pocket costs and expenses paid in settlement (in each case, including reasonable outside attorneys’ and experts’ fees and expenses but excluding exemplary or punitive damages unless such exemplary or punitive damages are due and owing to a third party in connection with a Third-Party Claim in which case “Indemnifiable Losses” shall include such damages) (collectively “Indemnifiable Losses”), actually incurred or suffered by any Buyer Indemnitee as a result of, arising out of or relating to, directly or indirectly:

(a)               any breach of the Surviving Covenants of Seller;

(b)               any breach of any of the Fundamental Representations made by the Company or Seller in this Agreement;

(c)               any Indemnifiable Losses incurred or suffered to the extent both (i) arising from the operation of the Excluded Business prior to the Closing (it being understood, for the avoidance of doubt, that such operation shall not include any of the transactions (other than the Distribution) contemplated by, or the negotiation of, entry into, performance under or compliance with, this Agreement or any of the Ancillary Agreements) and (ii) (A) not arising either from the operation of the Acquired Business or (B) from the operation of any business of Buyer or any of its Affiliates (including for the avoidance of doubt and after the Closing, any Group Company); and

(d)               (i) Taxes of the Group Companies for any Pre-Closing Tax Period, (ii) any and all Taxes of any Person imposed on the Group Companies pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of U.S. state or local or non-U.S. Tax Law), and (iii) any and all Taxes imposed on the Group Companies as a result of the Distribution (the Taxes referred to in this Section 10.2(d) collectively, the “Indemnified Taxes”).

10.3       Buyer’s Indemnity and limitations on Buyer’s Obligations.

(a)               Subject to the provisions of this ARTICLE X, from and after the Closing through the applicable limitation date set forth in Section 10.1, Buyer shall indemnify and hold harmless Seller and its Affiliates, Representatives, successors and assigns (each a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) against any and all Indemnifiable Losses, actually incurred or suffered by any Seller Indemnitee as a result of, arising out of or relating to, directly or indirectly (i) any breach of any of the Fundamental Representations made by Buyer in this Agreement, (ii) any breach of the Surviving Covenants of Buyer, or (iii) any breach of the Surviving Covenants of the Company.

(b)               Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in this Section 10.3 are subject to the following limitations:

(i)                The Seller Indemnitees shall not be entitled to recover under Section 10.3(a) unless a Seller Indemnitee has asserted a claim in a written notice to Buyer specifying the details in respect thereof and delivered to Buyer on or prior to the expiration specified in Section 10.1.

(ii)              Except in the event of Fraud by Buyer, the aggregate maximum liability of the Buyer Parties under any theory whatsoever pursuant to this Agreement or any Certificate delivered in connection herewith (including in the event of a breach of any Fundamental Representations (other than Section 6.3 (Authorization; Validity and Effect) shall not exceed $28,800,000; provided, however, that notwithstanding the foregoing, the aggregate maximum liability of Buyer under any theory pursuant to this Agreement or any Certificate delivered hereunder resulting from a breach of representations and warranties contained in Section 6.3 (Authority, Validity and Effect) or Fraud shall not exceed the Adjusted Closing Date Consideration.

(iii)              Except as expressly set forth herein or in the case of Fraud by Buyer, after the Closing, the Seller Indemnitees shall have no recourse against Buyer with respect to any Indemnifiable Losses.

10.4       Limitation on Seller’s Obligations. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 10.2 are subject to the following limitations:

(a)               The Buyer Indemnitees shall not be entitled to recover under Section 10.2 unless a Buyer Indemnitee has asserted a claim in a written notice to Seller specifying the details in respect thereof and delivered to Seller on or prior to the expiration specified in Section 10.1.

(b)              The aggregate maximum liability of Seller under any theory whatsoever pursuant to this Agreement or any Certificate delivered in connection herewith (including in the event of a breach of any Fundamental Representation of the Company or Seller or Fraud) shall not exceed the Adjusted Closing Date Consideration.

(c)               If any Indemnifiable Losses subject to indemnification under Section 10.2(b) are covered by the R&W Insurance Policy, the Buyer Indemnitee shall use reasonable best efforts to collect such insurance proceeds in accordance with the terms of the R&W Insurance Policy. If any Buyer Indemnitee receives R&W Insurance Policy proceeds after payment in full by Seller of such Indemnifiable Losses pursuant to Section 10.2(b), such Buyer Indemnitee shall refund from such insurance proceeds, actually received by such Buyer Indemnitee to the extent relating to such Indemnifiable Losses, the amount of such Indemnifiable Losses paid by Seller to such Buyer Indemnitee, up to the amount of insurance proceeds, actually received to the extent relating to such Indemnifiable Losses (net of all out-of-pocket expenses, costs, fees, Taxes or other amounts incurred by such Buyer Indemnitee (including any applicable retentions or deductibles thereunder).

(d)               No Buyer Indemnitee shall be entitled to indemnification pursuant to Section 10.2(b) until the aggregate amount of all Indemnifiable Losses suffered by the Buyer Indemnitees (which shall include, for the avoidance of doubt, any retention borne by the Buyer Indemnitees under the R&W Insurance Policy) exceeds $28,800,000 (the “Deductible”), and then shall be entitled to indemnification hereunder only to the extent that such Indemnifiable Losses exceed the Deductible (subject to Section 10.4(b)).

10.5        Insurance Recoveries; R&W Insurance Policy.

(a)               Buyer shall seek recovery with respect to claims under Section 10.2(b) as follows:

(i)                First, except to the extent any recourse is unavailable under the R&W Insurance Policy for any reason (subject, if applicable, to Buyer’s compliance with Section 10.4(c) in accordance with the terms of the R&W Insurance Policy) (including that the policy limits thereunder have been exhausted), Buyer shall first pursue recovery under the R&W Insurance Policy for any claims arising under Section 10.2(b) to the extent such recourse is available under the R&W Insurance Policy (it being understood and agreed that this Section 10.5(a)(i) shall not restrict a Buyer Indemnitee from providing a written notice of such claim pursuant to Section 10.4(a), Section 10.8 and Section 10.9); and

(ii)               Second, Buyer shall be entitled to pursue recovery of any remaining Indemnifiable Losses that exceed the Net Coverage Amount directly from Seller pursuant to Section 10.2(b), subject to Section 10.4.

(b)               Buyer hereby agrees that the R&W Insurance Policy shall expressly contain a waiver by the insurer(s) thereunder of any right of subrogation against Seller and any Affiliates thereof other than for Fraud. Except as expressly set forth herein or in the case of Fraud by Seller, after the Closing, the Buyer Indemnitees shall have no recourse against Seller with respect to any Indemnifiable Losses, regardless as to whether or not all or some of any such Indemnifiable Loss is covered by the R&W Insurance Policy or whether or not the R&W Insurance Policy has expired, been terminated or lapsed.

10.6       Remedies. Except in the case of Fraud, from and after (a) the date hereof until the Closing or earlier valid termination of this Agreement, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedies against Seller and each of its Non-Recourse Parties, whether in any individual, corporate or any other capacity, and the Company’s, Seller’s and each of their respective Non-Recourse Parties’ sole and exclusive remedies against Buyer and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, in each case, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, (whether sounding in contract or tort, or whether at law or in equity, or otherwise), shall be solely as contemplated by the provisions of Section 9.1, Section 9.2 and Section 12.14 in accordance with the terms hereof, and (b) the Closing, except in each case for the Surviving Claims, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedies against Seller and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, and the Company’s, Seller’s and each of their respective Non-Recourse Parties’ sole and exclusive remedies against Buyer and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, in each case, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law or otherwise), shall be solely and exclusively for breach of any agreement or covenant set forth in an Ancillary Agreement (it being understood that such remedies shall be cumulative together with the remedies in respect of the Surviving Claims as applicable, and the exercise of one shall not preclude the exercise of another). In furtherance of the foregoing, except in each case with respect to the Surviving Claims, Buyer hereby waives and releases to the fullest extent permitted under applicable Law, Seller and its Non-Recourse Parties, and Seller hereby waives and releases to the fullest extent permitted under applicable Law, Buyer and its Non-Recourse Parties, in each case, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against Seller or its Non-Recourse Parties or Buyer or its Non-Recourse Parties, as applicable, relating (directly or indirectly) to the subject matter of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Law or otherwise and including any rights to rescission of the transactions contemplated hereby. The limits imposed on the remedies of the parties hereto and their respective Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Except for the Surviving Claims, or pursuant to Section 9.2 (subject to the limitations set forth therein), none of Buyer, Seller or any of their respective Non-Recourse Parties may avoid the limitations on liability set forth in this Section  10.6 by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section  10.6 shall limit (1) claims for Fraud (subject to the applicable limitations set forth in this Article X), (2) claims (including a Party’s right to seek specific performance of the other Parties’ obligations hereunder pursuant to Section 12.14, subject to the limitations set forth therein) for breach of any agreement or covenant herein or in any Ancillary Agreement surviving or requiring performance after the Closing (but subject to the limitations herein) and claims for remedies that may be available under Law or equity (including, for the avoidance of doubt, injunctive relief, or, subject to Section 9.2(d), damages and other monetary remedies) to enforce the terms and conditions of this Agreement, the Transition Services Agreement and any other Ancillary Agreement contemplating performance after the Closing, (3) the rights of the parties to the Transition Services Agreement and any other Ancillary Agreement contemplating performance after the Closing to enforce their rights thereunder in accordance with the terms of the Transition Services Agreement or such Ancillary Agreement, (4) the rights of any Buyer Indemnitee pursuant to Section 10.2 and the rights of any Seller Indemnitee pursuant to Section 10.3 (in each case, subject to the terms of this Article X), (5) the indemnification obligations of Buyer pursuant to Section 7.5(f), (6) the indemnification obligations in respect of Seller Guarantees pursuant to Section 7.13, (7) any claims made pursuant to Section 7.2(b) or Section 7.2(c), and (8) the obligations of each party to bear expenses as set forth in Section 12.2 (the foregoing clauses (1) through (8) collectively, the “Surviving Claims”).

10.7       Tax Benefit.

(a)               The amount of any Indemnifiable Losses subject to indemnification under Section 10.2 or Section 10.3 shall be calculated net of any net refund of Taxes paid or reduction in the amount of cash Taxes paid with respect to the Acquired Business or the Seller, as applicable (“Indemnity Tax Benefit”), in each case that is actually received by any Buyer Indemnitee or Seller Indemnitee, as applicable, on account of such Indemnifiable Losses after the Closing Date in the year of such Indemnifiable Loss or the subsequent two years, taking into account any payments made pursuant to Section 10.2 or under the R&W Insurance Policy.

(b)               If any Seller Indemnitee receives an Indemnity Tax Benefit after an indemnification payment is made to such Seller Indemnitee, such Seller Indemnitee shall promptly pay to the party that made such indemnification payment the amount of such Indemnity Tax Benefit at such time or times as and to the extent that such Indemnity Tax Benefit is received by such Seller Indemnitee.

(c)               If any Buyer Indemnitee receives an Indemnity Tax Benefit after an indemnification payment is made to such Buyer Indemnitee, such Buyer Indemnitee shall promptly pay to the party that made such indemnification payment the amount of such Indemnity Tax Benefit at such time or times as and to the extent that such Indemnity Tax Benefit is received by such Buyer Indemnitee.

10.8       Notice and Determination of Claims. If any Indemnified Person reasonably believes in good faith that it has sustained or incurred, or is reasonably likely to sustain or incur, any Indemnifiable Losses that are recoverable under this Article X (a “Claim”), Buyer, if such Indemnified Person is a Buyer Indemnitee, or Seller, if such Indemnified Person is a Seller Indemnitee, shall notify the Indemnifying Party reasonably promptly in writing specifying the basis hereunder upon which the Indemnified Person’s Claim for indemnification is asserted and the facts and circumstances concerning such Claim, describing such Indemnifiable Losses, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Indemnifiable Losses, all with reasonable particularity based on the information then available to such Person (the “Claim Notice”). After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Person shall be entitled under this Article X shall be determined: (a) by the written agreement between the Parties; (b) by a final Order of any court of competent jurisdiction; or (c) by any other means to which the Parties shall agree in writing. An Order of a court of competent jurisdiction shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Indemnifiable Losses suffered. A failure by an Indemnified Person to give reasonably prompt notice as provided in this Section 10.9 will not release, waive or otherwise affect or relieve the obligations of any Party hereunder (unless delivered after the applicable limitation Date set forth in Section 10.1, in which case the Indemnified Person shall have no recourse with respect thereto) except and only to the extent that, as a result of such failure, any party entitled to receive such notice was actually and materially prejudiced as a result of such failure to give reasonably prompt notice.

10.9       Third-Party Claims.

(a)               Reasonably promptly following the receipt of notice of the assertion or commencement of a claim or demand by a Person who is not a Buyer Indemnitee or Seller Indemnitee that may give rise to a Claim (such third-party claim, a “Third-Party Claim”), the party receiving the notice of the Third-Party Claim shall provide the other party with a written notice with respect to such Third-Party Claim; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will release, waive or otherwise affect or relieve the Indemnifying Party from any obligation under this Article X except and only to the extent that such delay actually and materially prejudices the Indemnifying Party. Such written notice shall be accompanied by copies of all documents and information reasonably relevant to the Third-Party Claim and in any Indemnified Person’s possession at such time. Thereafter, the Indemnified Person shall deliver to the Indemnifying Party from time to time, promptly, but in any event within five (5) Business Days of becoming aware of any new material facts or material circumstances not described in such initial written notice that would reasonably be expected to give rise to, or be in furtherance of, a claim with respect to such Third-Party Claim, written notice thereof to the Indemnifying Party, specifying such new material facts and material circumstances, any related Indemnifiable Losses, the estimated amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Indemnifiable Losses, all with reasonable particularity based on the information then available to such Person, including copies of all new material notices, documents (including court papers) and other material information relevant to the Third-Party Claim and in the Indemnified Person’s (or their representative’s) possession, provided, however, that nothing herein shall require the Indemnified Person to disclose any information to the Indemnifying Party or any of its representatives if such disclosure would, in the reasonable judgment of the Indemnified Person, (i) cause significant competitive harm to the Indemnified Person or any of its Affiliates, (ii) violate applicable Law or the provisions of any agreement to which the Indemnified Person or any of its Affiliates is a party or (iii) jeopardize any attorney-client or other legal privilege; provided, further, in each case, that the Indemnified Person shall give the Indemnifying Party notice of any information so withheld and the Indemnified Person and Indemnifying Party shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege. Notwithstanding anything herein to the contrary, the Indemnified Person shall not be required to provide access or make any disclosure to the Indemnifying Party or its representatives pursuant to this Section 10.9 to the extent that such access or information is reasonably pertinent to an Action where the Indemnified Person or any of its Affiliates, on the one hand, and the Indemnifying Party or any of its Affiliates, on the other hand, are adverse parties.

(b)              Subject to Section 10.9(c), the Indemnifying Party shall have the right (but not the obligation) to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim as to which indemnification is sought by any Indemnified Person from any Indemnifying Party hereunder. The Indemnifying Party shall notify the Indemnified Person in writing, as promptly as practicable (but in any case before the due date for the answer or response to the Third Party Claim) after receipt of the notice of Third-Party Claim given by the Indemnified Person to the Indemnifying Party under Section 10.9(a) of its election to assume the defense of such Third-Party Claim. The Indemnified Person may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof. Should an Indemnifying Party assume the defense of a Third-Party Claim in accordance with this Section 10.9, the Indemnifying Party shall not be liable to the Indemnified Person for any legal expenses incurred by the Indemnified Person in connection with the investigation or defense thereof.

(c)               Notwithstanding anything in Section 10.9(b) to the contrary, the Indemnified Person shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim (i) that seeks as the sole remedy an injunction or other equitable relief against any Indemnified Person, (ii) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement Action, (iii) if at any time the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently, or (iv) in the event that (A) the Indemnifiable Losses owing pursuant to such Third-Party Claim are reasonably likely to be covered by the R&W Insurance Policy in full and (B) the Buyer Indemnitee delivers a written certification to Seller that such Buyer Indemnitee agrees to seek recourse solely against the R&W Insurance Policy and agrees to irrevocably waive, release and hold harmless Seller from any and all claims or Indemnifiable Losses with respect thereto, however arising (including in the event of any prior or future allegation of Fraud, whether known or unknown or suspected or unsuspected at the time of such certification), without any “reservation of rights” or similar statement. The Indemnified Person shall cooperate in connection with the defense, compromise or settlement of any Third-Party Claim pursuant to this Section 10.9 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. Neither the Indemnifying Party nor the Indemnified Person shall, without the prior written consent of the other, cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnifying Party or Indemnified Person with respect to such Third-Party Claim.

(d)               Notwithstanding the foregoing procedures set forth in this Section 10.9, any claim for Indemnified Taxes shall be governed by Section 11.3 and not the foregoing provisions of this Section 10.9.

ARTICLE XI
TAX MATTERS

11.1       Administration of Tax Matters. The Company will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. Buyer and Seller agree to use the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) to the extent applicable (and not elect to use the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)). Seller shall prepare and timely file, or cause to be timely filed, for the Group Companies, with reasonable assistance from the Company, all Tax Returns that are required by Law to be filed for any taxable period ending on or before the Closing Date. Seller shall at least thirty (30) days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to Buyer. Buyer shall, within ten (10) days after receiving such Tax Return(s), advise Seller regarding any matters in such Tax Return(s) with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to such disputed matters. Buyer shall prepare and timely file, or cause to be timely filed, for the Group Companies, all Tax Returns that are required by Law to be filed for any taxable period ending after the Closing Date. With respect to all Straddle Periods, Tax Returns for the Group Companies shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Buyer shall, at least thirty (30) days prior to filing any such Tax Return that relates in part to a Pre-Closing Tax Period, provide a copy of such Tax Return to Seller. Seller shall, within ten (10) days after receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory resolution to the disputed matters. If Seller and Buyer cannot reach agreement on the preparation of any Tax Returns described in this Section 11.1, then either Party may submit the disputed items to the Accounting Firm which shall resolve such disputed items under the procedures for resolving disputes as set forth in Section 2.3, applied mutatis mutandis.

11.2       Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(a)               In the case of any Tax not based on or measured by income, sales, or receipts of the Group Companies or not imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(b)               In the case of any Tax that is based on or measured by income or receipts of the Group Companies or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of the Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period.

11.3       Cooperation; Audits.

(a)               In connection with the preparation and filing of Tax Returns, audit examinations and any Actions relating to the Tax liabilities imposed on the Group Companies (or any successor(s) thereof), Buyer and Seller shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the pursuit or defense of Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Group Companies to (i) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into by any Group Company with any Taxing Authority and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow Seller to take possession of such books and records. Seller shall control any audit examination or other Action that is an audit or Action of the Consolidated Group even if such audit or Action includes the Group Companies. Seller shall control any audit examination or other Action that is an audit or Action of the Group Companies (and does not include other members of the Consolidated Group) to the extent that such audit or Action primarily relates to Indemnified Taxes, provided that Buyer shall have the right to participate in such audit or Action and Seller shall not settle or otherwise enter into an agreement with respect to the resolution thereof without the prior consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. If such audit or Action of the Group Companies primarily relates to Taxes other than Indemnified Taxes, but relates in part to Indemnified Taxes, then Buyer shall control such audit or Action; provided that Seller shall have the right to participate in such audit or Action and Buyer shall not settle or otherwise enter into an agreement with respect to the resolution thereof without the prior consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Buyer and Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.4       Tax Refunds; Amended Tax Returns.

(a)               Buyer shall promptly pay or cause to be paid to Seller, without duplication, any Tax refunds for, or Tax credits of, Taxes paid by the Group Companies prior to the Effective Time or economically borne by the Seller pursuant to Section 10.2(d) that are attributable to any Group Company with respect to any Pre-Closing Tax Period or portion thereof that are received or credited to Buyer or any Group Company (or any successor(s) thereof) within thirty (30) days after the receipt of such refunds or credits, net of any Tax or other reasonable costs, fees, and expenses payable or incurred by Buyer or its Affiliates in connection with the recovery, distribution, or payment over of such refund (or credit). This Section 11.4(a) shall not apply with respect to any refund that is (i) attributable to carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a taxable period that is not a Pre-Closing Tax Period or (ii) required to be paid over to any other Person pursuant to a contract binding any Group Company entered into prior to the Closing (other than this Agreement). At Seller’s request, Buyer shall use commercially reasonable efforts to cooperate with Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by Seller, at its own expense.

(b)               Without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (i) Buyer shall not cause the any Group Company to elect, where permitted by applicable Tax Law, to carry forward from a Pre-Closing Tax Period any Tax attribute carryover, net operating loss or capital loss that could, absent such election, be carried back to or utilized by any Group Company in a Pre-Closing Tax Period and (ii) Buyer shall not make or cause any Group Company to make any voluntary disclosure with respect to the Taxes of any Group Company that relate to a Pre-Closing Tax Period (other than voluntary disclosures initiated by Seller prior to the Closing Date). Neither Buyer nor any of its Affiliates shall extend or waive the statute of limitations or amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Group Company (or any successor(s) thereof) with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

11.5       Tax Sharing Agreements. Any tax-sharing agreement between Seller (including for this purpose any Affiliate of Seller other than the Group Companies) on the one hand, and any of the Group Companies, on the other hand, shall be terminated as of the Closing Date and shall have no further effect, and there shall be no liabilities or obligations imposed on any Group Company under any such agreements for any Post-Closing Tax Period.

11.6       Purchase Price Allocation. The Parties agree that the purchase of TaxSmart and New LLC shall be treated as a purchase by Buyer or applicable Affiliate of Buyer of the underlying assets of TaxSmart and New LLC for U.S. federal (and applicable state and local) income Tax purposes. Within 90 days following the determination of Adjusted Closing Date Consideration pursuant to Section 2.3, Buyer shall prepare a draft of an allocation of the portion of the purchase price, as determined for Tax purposes (the “Aggregate Consideration”) allocable to the purchase of TaxSmart and New LLC among the underlying assets of TaxSmart and New LLC (the “Purchase Price Allocation”). Seller shall review the Purchase Price Allocation and provide any comments with respect thereto within fifteen (15) calendar days of receipt. If the Seller does not agree with the Purchase Price Allocation, then Buyer and Seller shall attempt in good faith to reach agreement on the allocation of the Aggregate Consideration in a manner consistent with applicable Law. If Buyer and Seller cannot reach agreement on the Purchase Price Allocation within thirty (30) calendar days after the Seller’s receipt of the Purchase Price Allocation, then either party may submit the disputed items of the Purchase Price Allocation to the Accounting Firm which shall resolve such disputed items under the procedures for resolving disputes as set forth in Section 2.3 (including the provisions thereof regarding fees and expenses), applied mutatis mutandis. The Parties and their Affiliates shall file all Tax Returns in a manner consistent with the Purchase Price Allocation, as finally determined pursuant to the procedures set forth in this Section 11.6. The Purchase Price Allocation shall be updated from time to time to reflect adjustments to the purchase price (for Tax purposes) in a manner consistent with this Section 11.6. Notwithstanding anything to the contrary contained herein, (i) in no event shall Buyer take, or Seller be required to take, a position with respect to the Purchase Price Allocation that would be less favorable to Seller than if all of the Aggregate Consideration were allocated to the purchase of the Company, and (ii) subject to clause (i), any difference between the Purchase Price Allocation, as finally determined pursuant to the procedures set forth in this Section 11.6, and the allocation of the Aggregate Consideration between Buyer and its Affiliates at Closing shall be treated as an adjustment to the portions of the Aggregate Consideration paid by Buyer and its Affiliate, as applicable, for U.S. federal (and applicable state and local) income Tax purposes.

ARTICLE XII
MISCELLANEOUS AND GENERAL

12.1       Disclaimer; No Additional Representations; No Reliance.

(a)               Buyer acknowledges and agrees that, except for the representations and warranties made by the Company and Seller that are expressly set forth in Articles IV and V of this Agreement or in any Certificate delivered by the Company or Seller hereunder, Seller and the Company, on behalf of themselves and their respective Affiliates and representatives, expressly disclaim and make no, and shall not be deemed to have made any (and Buyer expressly disclaims reliance on any), representation, warranty, statement or disclosure of any kind (whether express or implied) to Buyer or any of its Affiliates or representatives. Without limiting the foregoing and for the avoidance of doubt, Buyer further acknowledges and agrees that neither the Company nor Seller nor any of their respective Affiliates or representatives will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of the Confidential Information Memorandum prepared by Centerview Partners LLC or PJT Partners LP and any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in connection with the transactions contemplated by this Agreement (nor has Buyer relied on any such information in determining to enter into this Agreement).

(b)              In connection with Buyer’s review and analysis of the Company and the Acquired Business, Buyer (either directly or through its Affiliates or representatives) may have received from or on behalf of the Company, Seller and/or representatives thereof certain estimates, forecasts, budgets, plans and projections (either financial or otherwise). Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, forecasts, budgets, plans and projections, (ii) Buyer is familiar with such uncertainties, (iii) Buyer has not relied upon the estimates, forecasts, budgets, plans or projections furnished to it, (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, budgets, plans and projections so furnished to Buyer (including the reasonableness of the assumptions underlying such estimates, forecasts, budgets, plans and projections), and (v) Buyer shall have no claim, nor shall it or any of its Affiliates or representatives assert any claim, against the Company, Seller or any of their respective Affiliates or representatives with respect thereto.

(c)               Seller and the Company acknowledge and agree that, except for the representations and warranties made by Buyer that are expressly set forth in Article VI of this Agreement or in any certificate delivered by Buyer hereunder, Buyer, on behalf of itself and its Affiliates and representatives, expressly disclaims and makes no, and shall not be deemed to have made any (and Seller and the Company expressly disclaim reliance on any), representation, warranty, statement or disclosure of any kind (whether express or implied) to Seller and the Company or any of their respective Affiliates or representatives.

(d)               At the Closing, Buyer shall accept the status of the Company and the Acquired Business in the condition they are in based on its own investigation, review and analysis with respect thereto as to all matters, and without reliance upon express or implied representations, warranties or opinions of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, the Company or any of their respective Affiliates or representatives (except the representations and warranties set forth in Article IV and Article V and in the Company Closing Certificate and the Seller Closing Certificate with respect to the satisfaction of the conditions in Sections 8.2(a) and 8.2(b)).

12.2       Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not such transactions are consummated; provided that Seller shall pay any of the foregoing expenses incurred by the Group Companies on or prior to the Closing except to the extent payable pursuant to Section 2.2(b); provided, further that Buyer shall pay all filing fees in connection with the filings of the notification and report forms under any Antitrust Laws in connection with the transactions contemplated by this Agreement; provided, further that Buyer shall timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with the transactions contemplated by this Agreement (except that Seller shall timely and duly pay all such Taxes arising in connection with the Distribution).

12.3       Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, that (i) Buyer may assign all of its rights, but not its obligations, under this Agreement or any related documents to any of the controlled Affiliates of Parent or to any Debt Financing Source (including any collateral agent or trustee for the Debt Financing Sources) as collateral security, but any such assignment shall not relieve Buyer of its obligations under this Agreement and neither Seller nor the Company shall have any obligation to pursue remedies against any assignee of Buyer before proceeding against Buyer for any breach of its obligations hereunder; and (ii) Seller may assign this Agreement or any related documents by operation of Law. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 12.3 shall be null and void.

12.4       Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that it is specifically intended that the Debt Financing Sources (with respect to Section 9.2(d), Section 12.3, this Section 12.4, Section 12.9, Section 12.11, Section 12.12 and Section 12.18(b)) are express third-party beneficiaries of this Agreement.

12.5       Further Assurances. From and after the Closing, the Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

12.6       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail, addressed as follows:

If to Buyer or, after the Closing, the Company:

Franklin Cedar Bidco, LLC
235 East Palmer Street
Franklin, NC 28734
Attention: Dominic Morea
Email: Dom.Morea@DrakeSoftware.com

with a copy (which will not constitute notice) to:

c/o Cinven Limited
21 St. James’s Square
London, SW1Y 4JZ, United Kingdom
Attention: Alex Leslie and Babett Carrier
E-mail: Alex.Leslie@cinven.com; Babett.Carrier@cinven.com

and

c/o Cinven, Inc.
Tower 49
12 East 49th Street
New York, NY 10017
Attention: Chris Good
E-mail: Chris.Good@cinven.com

and

Ropes & Gray LLP
1211 6th Ave

New York, NY 10036
Attention: Sarah Young; Christopher Comeau
Email: sarah.young@ropesgray.com; christopher.comeau@ropesgray.com

If to Seller or, prior to the Closing, the Company:

c/o Seller
Blucora, Inc.
3200 Olympus Blvd., Suite 100
Dallas, TX 75019
Attention: Chief Legal Officer
Email: legalnotices@blucora.com

With a copy (which will not constitute notice) to:

Haynes and Boone, LLP
675 15th Street, Suite 2200
Denver, CO 80202
Attention: Daniel P. Malone, Jr.; Tom Tippetts
Email: Dan.Malone@haynesboone.com;

Tom.Tippetts@haynesboone.com

and

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Beth E. Berg; Scott R. Williams
Email: bberg@sidley.com; swilliams@sidley.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 12.6.

12.7       Complete Agreement. This Agreement (including the Ancillary Agreements and the exhibits, annexes and appendices hereto and thereto) constitutes, together with the Confidentiality Agreement, the Equity Commitment Letter, the Company Disclosure Schedules, the Seller Disclosure Schedules, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

12.8       Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.9       Amendment. This Agreement may be amended by mutual written agreement of Seller, the Company and Buyer at any time; provided, however, that any amendment to this Section 12.9 or Section 9.2(d), Section 12.3, Section 12.4, Section 12.11, Section 12.12 or Section 12.18(b) or any defined term used therein (or any other provisions of this Agreement to the extent that such amendment would modify the substance of any of the foregoing Sections or any defined terms used therein), in each case to the extent such amendment would adversely affect the rights of a Debt Financing Source under such Section, shall also be approved by such Debt Financing Source party to the Debt Commitment Letter. Subject to the foregoing, this Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

12.10     Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties made to it by another Party contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by Seller, the Company or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.11     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)               Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Seller, Buyer or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained in this Agreement, Seller and the Company (on behalf of itself and its respective controlled Affiliates): (i) agree that it will not bring or support any Person in any Action before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby or thereby (including the Debt Financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby or thereby (including the Debt Financing), shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)               Jurisdiction. Each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement, and (v) agrees that each of the other Parties shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Buyer, Seller and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Seller and the Group Companies (on behalf of itself and its respective subsidiaries) hereby further agrees that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any Action (whether at Law, in equity, in contract, in tort or otherwise) brought against any Debt Financing Source in connection with the transactions contemplated under this Agreement, the Debt Financing, the Debt Commitment Letter and the transaction contemplated hereby or thereby (including the Debt Financing). Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 12.11(b) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 12.6. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(c)               Waiver of Jury Trial. EACH OF BUYER, SELLER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF BUYER, SELLER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT FINANCING, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED THEREBY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.11(c).

12.12     Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the purchase and sale of the Shares be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in Section  9.2(c) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments.

12.13     Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

12.14     Enforcement of Agreement.

(a)               The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 12.14(b) the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a Party to cause the other Parties to consummate the Transaction and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order. Notwithstanding anything to the contrary contained herein, this Section 12.14 shall be subject in all respects to, the provisions of Section 12.14(b).

(b)               Notwithstanding anything in this Agreement to the contrary and without limiting any right of Seller or the Company to enforce any other obligations of Buyer set forth herein, it is explicitly agreed that Seller or the Company shall only be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Buyer to cause, or for Seller to directly cause, in accordance with its third-party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 8.1, Section 8.2 and Section 8.3 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the financing provided for by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 7.5(c), pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, (iii) Seller and the Company have irrevocably confirmed by written notice to Buyer that each is ready, willing and able to consummate the Closing if specific performance is granted and the Financing Commitments are funded, then the Closing shall occur, including Seller’s agreement to waive any conditions in Section 8.3 that have not been satisfied and (iv) Buyer is required to and fails to consummate the Closing on or prior to the date that is three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 3.1. For the avoidance of doubt, while Seller and the Company may pursue both a grant of specific performance to the extent permitted by this Section 12.14 and the payment of the Termination Fee, under no circumstances shall Seller or the Company be permitted or entitled to receive both (x) a grant of specific performance to consummate the Closing and (y) payment of the Termination Fee.

12.15     Other Definitional and Interpretive Matters.

(a)               The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)               The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to,” “delivered to” or “disclosed to” Buyer (or words of similar import) means the documents (x) posted to the “data rooms” and online “data sites” maintained by or on behalf of the Company prior to 3:00 p.m. (New York City time) on the date of this Agreement or, if requested thereafter by Buyer or its Representatives, provided directly to representatives of the Buyer via electronic mail, or (y) included as an exhibit to the Seller SEC Reports filed with, or furnished to, the SEC by Seller and publicly available prior to the date of this Agreement.

12.16    Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule (a) shall not be construed to mean that such information is required to be disclosed by this Agreement, (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, (c) with respect to the enforceability of contracts with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of the Company or Seller contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and/or the Company Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules or the Company Disclosure Schedules is or is not material for purposes of this Agreement.

12.17    Independent Legal Counsel; Continuing Representation. Each Party (collectively, the “Consenting Parties”) has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Consenting Parties and each Consenting Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The Consenting Parties acknowledge and agree that at all times relevant hereto up to the Closing, each of Haynes and Boone, LLP (“H&B”) and Sidley Austin LLP (“Sidley”) has represented only the Company and Seller. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller or any of its Affiliates (including the Company prior to the Closing), on the one hand, and Buyer or its Affiliates (including the Post-Closing Company), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated hereby (a “Dispute”), Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) hereby consents to H&B’s and Sidley’s representation of Seller in such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer and its respective representatives and Affiliates, including the Post-Closing Company. Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) also acknowledges and agrees that each of H&B and Sidley has been and will be providing legal advice to the Company and Seller in connection with this Agreement and any transactions contemplated hereby and in such capacity, will have had confidential and/or privileged communications between H&B and/or Sidley, on the one hand, and the Company or Seller, on the other hand, including written and electronic communications between or among H&B, Sidley, the managers, directors, officers, members, accounting firm and/or employees of the Company, relating to this Agreement and any transactions contemplated herein which predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to Seller and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by Seller and shall not pass to or be claimed by Buyer or its respective Affiliates (including the Post-Closing Company). In furtherance of the foregoing, the Consenting Parties agree to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by Seller. Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) also agrees that it will not directly or indirectly obtain or seek to obtain from H&B and/or Sidley any such Privileged Materials (or assist any other Person to do so) and agrees not to access, review, use or rely on any Privileged Materials in any Dispute involving any of the Parties after the Closing. This Section 12.17 is for the benefit of Seller, H&B and Sidley, and H&B and Sidley are intended third-party beneficiaries of this Section 12.17. This Section 12.17 shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 12.17.

12.18    Non-Recourse.

(a)               Except with respect to the Equity Commitment Letter and Seller’s express rights thereunder, and without limiting Seller’s rights to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter in accordance with limitations herein and therein, (i) this Agreement may only be enforced against, and any claim or cause of action (whether in contract or in tort, in law or in equity) based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may only be brought against the entities that are expressly named as Parties and (ii) nothing in this Agreement, any Ancillary Agreement (other than with respect to Seller’s and the Company’s rights as third party beneficiaries under the Equity Commitment Letter and the Equity Provider’s obligations thereunder subject to the limitations herein and therein) or the negotiation, execution or performance of any of the transactions contemplated hereby or thereby shall create or be deemed to create any personal liability or obligation on the part of any direct or indirect equityholder of any of the Parties or any former or current officer, director, manager, employee, partner or Affiliate of any of the Parties.

(b)               Notwithstanding anything to the contrary contained herein, each of Seller and the Company agrees, on behalf of itself and its respective subsidiaries and each of their respective representatives, prior to the occurrence of the Closing Date, (i) none of the Debt Financing Sources shall have any liability or obligation to Seller, the Company or any of its or their respective Affiliates or any of their respective representatives relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby (including the Debt Financing), (ii) not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby or thereby, whether at law or in equity and whether in tort, in contract or otherwise, (iii) to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of Seller, the Company and their respective subsidiaries and representatives in connection with this Agreement, the Debt Commitment Letter and the transactions contemplated hereby and thereby (including the Debt Financing) to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for claims or damages to Seller or the Company in connection with this Agreement, the Debt Commitment Letter and the transactions contemplated hereby and thereby (including the Debt Financing).

12.19      Parent Guaranty.

(a)               Parent hereby irrevocably and unconditionally guarantees to Seller and the Company the full and timely performance, payment and discharge by Buyer of all obligations and liabilities of Buyer in accordance with the terms of this Agreement now existing or hereafter arising under this Agreement, and hereby agrees that in the event Buyer fails to timely perform and discharge in full any obligation or Liability of Buyer in accordance with the terms of this Agreement, Parent will forthwith perform and discharge any such obligation or Liability in accordance with the terms of this Agreement, as the case may be, as such payment or performance and discharge is required pursuant to the terms of this Agreement to be made or done by Buyer.  The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and of performance of obligations and not of collectability; provided that it shall not be necessary for Seller or the Company, in order to enforce such payment or performance by Parent, first to institute suit or exhaust its remedies against Buyer or any other Person liable with respect to obligations of Buyer under this Agreement.

(b)              The obligations of Parent under this Section 12.19 shall be absolute, continuing and unconditional and shall not be released, discharged or affected in any way, including by any (i) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Buyer or any of its Affiliates, (ii) any merger, division, amalgamation or consolidation of Buyer into or with any other corporation or partnership or any sale, lease or transfer of any or all of the assets of Parent or of Buyer to any Person, (iii) any failure on the part of Buyer for any reason to comply with or perform any of the terms of any other agreement with Parent, (iv) the settlement or compromise of any obligations under this Agreement, or (v) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor.

(c)               Parent unconditionally waives, to the fullest extent permitted by law: (i) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by Buyer in the payment or performance of this Agreement; (ii) all notices that may otherwise be required by statute, rule of law or otherwise to preserve any of the rights of Seller or the Company against Parent, including, presentment to or demand for payment from Buyer or Parent, notice to Buyer or to Parent of default or protest for nonpayment or dishonor, and the filing of claims with a court in the event of the bankruptcy of Buyer; (iii) any right to the enforcement, assertion or exercise by Seller or the Company of any right, power or remedy conferred in this Agreement (iv) any requirement of diligence on the part of Seller; and (v) any other act or omission (including any delay by Seller or any other Person in the taking of any action) that might in any manner or to any extent vary the risk of Parent or that might otherwise operate as a discharge of Parent.  To the maximum extent lawful, Parent waives all rights by which it might be entitled to require suit on an accrued right of action in respect of any obligation under this Agreement or require suit against Buyer or others, arising under any legal requirement or otherwise.

(d)               Parent shall maintain unrestricted cash on hand equal to no less than $45,000,000.

(e)               Parent’s obligations under this Section 12.19 shall terminate upon the consummation of the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company, Buyer, Parent and Seller have executed this Agreement to be effective as of the Signing Date.

SELLER:

BLUCORA, INC.,
a Delaware corporation

By:	/s/ Christopher W. Walters
Name: Christopher W. Walters
Title: President and Chief Executive Officer

COMPANY:

TAXACT HOLDINGS, INC. (FKA AVANTAX HOLDINGS, INC.),
a Delaware corporation

By:	/s/ Christopher W. Walters
Name: Christopher W. Walters
Title: President and Chief Executive Officer

BUYER:

FRANKLIN CEDAR BIDCO, LLC,
a Delaware limited liability company

By:	/s/ Dominic Morea
Name: Dominic Morea
Title: President and Chief Executive Officer

GUARANTOR:

DS ADMIRAL BIDCO, LLC,
a Delaware limited liability company

By:	/s/ Dominic Morea
Name: Dominic Morea
Title: President and Chief Executive Officer

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Firm” has the meaning set forth in Section 2.3(c).

“Accounting Principles” has the meaning set forth in Section 2.3(a).

“Accrued Income Taxes” means an amount equal to the sum of, without duplication, (i) the product of 0.25 and the amount of deferred revenue of the Group Companies as of the Effective Time and (ii) the unpaid state Income Tax liabilities of the Group Companies, but only to the extent that such state Income Taxes are not included in a consolidated or unified Tax Return with any other members of the Consolidated Group with respect to any Pre-Closing Tax Period (whether or not then due), provided that such state Income Tax liabilities will be calculated (a) in accordance with Section 11.2, (b) as of the end of the day on the Closing Date, and (c) by taking into account the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Distribution).“Acquired Business” means Seller’s tax preparation business, conducted through and/or operated by the Group Companies, which provide assisted and digital do-it-yourself (“DDIY”) tax preparation solutions and various ancillary services such as refund payment transfer, audit defense and e-filing services. For the avoidance of doubt, except as expressly set forth herein, the Acquired Business does not include the Seller-Level Activities.

“Acquired Business Service Provider” means any employee or individual independent contractor who (a) , as of the date hereof, devotes more than 50% of their time to providing services to the Acquired Business or (b) is a Specified Employee.

“Acquisition Transaction” has the meaning set forth in Section 7.16.

“Action” or “Actions” means any claim, demand, action, suit, arbitration, audit, litigation, administrative hearing, enforcement proceeding, voluntary disclosure initiative, exam or other similar proceeding, at Law or in equity, by or before any Governmental Authority or arbitral body.

“Adjusted Closing Date Consideration” has the meaning set forth in Section 2.3(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Consideration” has the meaning set forth in Section 11.6.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 7.5(c).

“Ancillary Agreements” means the Transition Service Agreement, Intellectual Property Assignment Agreement, the Dallas Sublease Term Sheet, the Dallas Sublease and all other agreements, instruments and documents executed and delivered pursuant to this Agreement.

Exhibit A-1

“Antitrust Law” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anti-Bribery Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Group Companies and their respective operations from time to time.

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Group Companies and their operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(e).

“Buyer Employee” has the meaning set forth in Section 7.17.

“Buyer Indemnitee” has the meaning set forth in Section 10.2.

“Buyer Material Adverse Effect” means any event, change, circumstance or development that prevents or materially delays, or would reasonably be expected to prevent or materially delay, Buyer from consummating the transactions contemplated by this Agreement.

“Buyer Secretary Certificate” has the meaning set forth in Section 3.3(c).

“Buyer Welfare Plans” has the meaning set forth in Section 7.10(a).

“Cap” has the meaning set forth in Section 10.4(b).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act, 2021, and any similar or successor legislation in any jurisdiction (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any similar or successor legislative or regulatory guidance issued in any jurisdiction pursuant thereto, in each case, including any regulations promulgated thereunder including any presidential memoranda or executive orders or memoranda relating to COVID-19, as well as any applicable guidance (including, without limitation, IRS Notice 2020-65, and IRS Notice 2021-11) issued thereunder or relating thereto, and any subsequent legislation relating to COVID-19.

Exhibit A-2

“Cash” means the sum of the fair market value (expressed in United States dollars) of the aggregate cash and cash equivalents (including marketable securities, short term investments, liquid instruments, security deposits, petty cash, and deposits with third parties (including landlords)) held by, or on behalf the Group Companies computed in accordance with GAAP (and clause 11 of the Accounting Principles) and as adjusted for (a) all checks and drafts deposited for the account of the Group Companies or in the possession of the Group Companies and all outstanding checks and deposits (including checks, cash- and wires-in-transit), (b) pending electronic funds transfers (EFTs) for the account of the Group Companies or for the account of any payee of the Group Companies, (c) cash or bank account overdrafts, and (d) all “cut” but uncashed checks issued by any Group Company that are outstanding. For the avoidance of doubt, the effects of the transactions contemplated by this Agreement shall be disregarded for purposes of calculating Cash (which, for the avoidance of doubt, also means that Cash shall not reflect deductions for unpaid Selling Expenses because the Selling Expenses are separately adjusted).

“Certificate” means the Company Closing Certificate, the Seller Closing Certificate, the Buyer Closing Certificate, the Company Secretary Certificate, the Seller Secretary Certificate, and the Buyer Secretary Certificate.

“Claim” has the meaning set forth in Section 10.8.

“Claim Notice” has the meaning set forth in Section 10.8.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Balance” means the Cash as of the Effective Time; provided, that the Closing Cash Balance shall not exceed $5,000,000.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) outstanding securities convertible or exchangeable into shares of capital stock or membership interests of a Person; and (b) options, warrants, calls, subscriptions or other similar rights, agreements or commitments obligating a Person to issue, transfer or sell any shares of its capital stock or membership interests.

“Company” has the meaning set forth in the preamble.

“Company Shares” has the meaning set forth in Recital A of the preamble of this Agreement.

“Company Closing Certificate” has the meaning set forth in Section 3.2(f).

Exhibit A-3

“Company Confidential Information” means any and all confidential or non-public information concerning the Acquired Business or the Company Employees, or, from and after the Closing, the Group Companies, in each case, except for such information that: (a) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Seller, its subsidiaries, or its and their respective representatives; or (b) was available to Seller, its subsidiaries, or its and their representatives on a non-confidential basis prior to its disclosure by or on behalf of Buyer or, from and after the Closing, the Group Companies.

“Company Debt” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of any Group Company for borrowed money (the “Company Borrowed Debt”); (ii) obligations of any Group Company evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of any Group Company in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances, but in each case only to the extent drawn; (iv) obligations of any Group Company to pay the deferred and unpaid purchase price of property or services (including in connection with the acquisition of any entity by merger, consolidation, acquisition of stock or assets or other business combination), which purchase price is due after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of any Group Company; (vi) indebtedness of third parties of the type set forth in clause (i) through (v) which is either guaranteed by the Company or any Group Company or secured by a Lien (other than a Permitted Lien) on the assets of any Group Company (any of the foregoing in this clause (vi), a “Guaranty”); (vii) any severance obligations and accrued bonus amounts for which any Group Company is liable in respect of any Specified Employees terminated prior to the Closing Date (other than at the direction of Buyer or any of its Affiliates), (viii) Accrued Income Taxes, (ix) any accrued and unpaid payroll Taxes of the Group Companies that have been deferred from a Pre-Closing Tax Period to a Post-Closing Tax Period under the CARES Act, (x) Maryland Outstanding Tax Liability, (xi) the 2022 Bonus Amount, (xii), the aggregate costs of procuring the R&W Insurance Policy of up to $3,000,000 and (xiii) all accrued interest on any of the foregoing. Notwithstanding the foregoing, “Company Debt” shall not include Selling Expenses.

“Company Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Company Employees” has the meaning set forth in Section 7.10(a).

“Company IP” means Intellectual Property used in or necessary to the conduct of the business of the Company as currently conducted.

Exhibit A-4

“Company Material Adverse Effect” shall mean any change, event, effect, development, condition, occurrence or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on (x) the business, assets, operations, financial condition or results of operations of the Group Companies (taken as a whole) or (y) the ability of Seller or the Company to consummate the transactions contemplated by this Agreement; provided, however, that changes, events, effects, developments, conditions, occurrences or circumstances to the extent they, directly or indirectly, relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect solely for purposes of clause (x) above: (a) any change, event, effect, development, condition, occurrence or circumstance generally affecting any of the industries or markets in which the Acquired Business operates; (b) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) after the date hereof and, to the extent relevant to the Acquired Business, in any legal or binding regulatory requirement issued by a Governmental Authority after the date hereof; (c) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the U.S. or global financial, credit, banking, securities, debt or other capital markets (including changes in interest or currency exchange rates); (d) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any Pandemic Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (e) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer or its Affiliates regarding the plans or intentions of Buyer with respect to the conduct of the business or the operations or strategy of the Acquired Business and the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees, regulators or any other advisor or representative (in each case of this clause (e) other than for purposes of Section 4.4 or Section 5.2); (f) any action taken pursuant to, or required by, the terms of this Agreement or taken with the written consent or at the written direction of Buyer; (g) any failure by the Group Companies to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period with respect to the Acquired Business or otherwise, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Group Companies (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) the assets, operations, financial condition or results of operations of the Excluded Business and (i) any Action threatened or initiated by the Seller Stockholders against Seller, the Group Companies, any of their respective subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby; except in the case of clauses (a), (b), (c) or (d), to the extent such change, event, effect, development, condition, occurrence or circumstance has had a disproportionate impact on the Acquired Business, relative to the businesses of other companies operating in the industries in which the Acquired Business operates, in which case, only the incremental disproportionate impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect.”

“Company-Owned IP” means all Intellectual Property that is owned or purported to be owned by the Group Companies.

“Company Policies” has the meaning set forth in Section 4.16.

“Company Secretary Certificate” has the meaning set forth in Section 3.2(d).

“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals identified on Schedule 1.1(a) of the Company Disclosure Schedules.

“Company’s Wrong Pocket Asset” has the meaning set forth in Section 7.9(a).

Exhibit A-5

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

“Consenting Parties” has the meaning set forth in Section 12.17.

“Consolidated Group” means the consolidated group under Treasury Regulation 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Tax Law) of which Blucora Inc. is the parent corporation.

“Contracts” means any contract (written or oral), subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, mortgage, instrument, arrangement, option, understanding, permit, concession, franchise, commitment or other agreement.

“COVID-19” means SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“Credit Facility” means that certain Credit Agreement, dated May 22, 2017, among Blucora, Inc., as borrower, and most of its direct and indirect domestic subsidiaries, as guarantors, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and each lender from time to time a party to the Credit Agreement, as amended from time to time prior to the date hereof.

“Dallas Sublease” means a sublease with respect to the Dallas office between Seller and TaxAct or an Affiliate of TaxAct substantially on the terms set forth on Exhibit E hereto.

“Dallas Sublease Term Sheet” means the heads of agreement relating to the Dallas Sublease forth on Exhibit E hereto.

“Data Migration” means the physical and logical segregation and separation of the information technology systems that process Group Company customer data, including protected personal information and sensitive personally identifiable Information, such that such information is under the custody and sole administrative control of the Company, including (i) Company sole control over issuing the multi-factor authenticating credentials needed to access such systems, (ii) network segmentation and active firewalls provisioned with rules to prevent access by Excluded Business personnel (other than secured access granted by the Company to authorized individuals who have a business need) and unauthorized third parties, (iii) secured, encrypted, and tested backups, and (iv) customary cybersecurity security controls and measures (including logging and tracking access along with layered active security measures to identify, block and respond to security threats) associated with the protection of protected personal information and sensitive personally identifiable Information.

“Debt Commitment Letter” has the meaning set forth in Section 6.6(a).

Exhibit A-6

“Debt Financing” has the meaning set forth in Section 6.6(a).

“Debt Financing Sources” means the entities, including the Lenders, that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby (together with any lead arrangers, bookrunner, syndication agent or similar entity thereto or added to the Debt Commitment Letter after the date hereof), including parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, attorneys, advisors, and representatives and their respective successors and assigns. Notwithstanding anything in this Agreement to the contrary, Buyer, the Equity Providers, the parties to the Equity Commitment Letters and their respective Affiliates shall not be considered Debt Financing Sources.

“Deductible” has the meaning set forth in Section 10.4(d).

“Dispute” has the meaning set forth in Section 12.17.

“Dispute Notice” has the meaning set forth in Section 2.3(c).

“Dispute Period” has the meaning set forth in Section 2.3(c).

“Distribution” means the distribution by the Company of Project Baseball Sub, Inc. and Avantax Acquisitions LLC to Seller (including for this purpose any Affiliate of Seller other than the Group Companies) and the settlement of any intercompany obligations between the Seller (including for this purpose any Affiliate of Seller other than the Group Companies) on the one hand, and any of the Group Companies, on the other hand.

“Effective Time” means 11:59 p.m. Central Time on the day immediately preceding the Closing Date.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.12(a).

“End Date” means January 15, 2023.

“Environmental Law” means any Laws related to pollution or protection of the environment.

“Equity Commitment Letters” has the meaning set forth in Section 6.6(a).

“Equity Financing” has the meaning set forth in Section 6.6(a).

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

Exhibit A-7

“Equity Providers” has the meaning set forth in Section 6.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would at any relevant time be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Estimated Closing Cash Balance” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Consideration” has the meaning set forth in Section 2.1(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Company Debt” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Benefits” has the meaning set forth in Section 7.10(c).

“Excluded Business” means all current or former businesses of Seller and its subsidiaries (other than the Acquired Business), including the Wealth Management Business and Wealth Management Segment of Seller as described in Seller’s Annual Report on Form 10-K for the year ended December 31, 2021.

“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Group Companies and their respective operations from time to time.

“Final Closing Cash Balance” has the meaning set forth in Section 2.3(b).

“Final Closing Statement” has the meaning set forth in Section 2.3(b).

“Final Company Debt” has the meaning set forth in Section 2.3(b).

“Final Net Working Capital” has the meaning set forth in Section 2.3(b).

“Final Selling Expenses” has the meaning set forth in Section 2.3(b).

“Financial Statements” has the meaning set forth in Section 4.5(a).

Exhibit A-8

“Financing” has the meaning set forth in Section 6.6(a).

“Financing Commitments” has the meaning set forth in Section 6.6(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc. and any successor thereto.

“Fraud” means, with respect to any Party, actual, knowing and intentional common law fraud (with scienter) by such Party with respect to the making of the representations and warranties of such Party in this Agreement or any Ancillary Agreement, and, for the avoidance of doubt, excluding constructive and negligent fraud.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“Funding Obligations” has the meaning set forth in Section 6.6(b).

“Funds” has the meaning set forth in Section 6.6(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 4.4(a).

“Governmental Authority” means any United States (federal, state or local) or foreign government, multi-national, national, federal, regional, state, provincial or local court, legislature, or any governmental, regulatory, Self-Regulating Authority, judicial or administrative authority, agency or commission, arbitrator, arbitral body or mediator or other similar governmental authority, body, tribunal, instrumentality or subdivision thereof.

“Group Companies” means, collectively, the Company and each of its Subsidiaries, New LLC and TaxSmart. Any reference to “Group Company” shall mean any entity included in the definition of Group Companies.

“Group Financial Statements” has the meaning set forth in Section 4.5(a).

“H&B” has the meaning set forth in Section 12.17.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.“Inactive Specified Employee” means any Specified Employee who, immediately preceding the Closing Date is on a leave of absence (including, for the avoidance of doubt, such Specified Employees who are receiving or are eligible to receive short-term or long-term disability or workers’ compensation benefits, but not including any Specified Employees on vacation, new parent, bereavement, jury duty or other similar short-term leave).

“Income Tax” means any income, franchise, margin or similar Tax (however denominated), and any withholding Tax with respect thereto.

Exhibit A-9

“Indemnity Tax Benefit” has the meaning set forth in Section 10.7.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including (i) any patents and patent applications, (ii) trademarks, trade names, service marks, logos, trade dress, brands and other indicia of origin, together with any and all goodwill associated therewith, (iii) copyrights, Software, database rights and any other rights in Software or other technology, (v) proprietary know-how, confidential information and trade secrets, (vi) Internet domain names and social media accounts and handles, (vii) rights of privacy and publicity and moral rights, and (viii) any registrations, applications or rights arising under Contract or Law relating to any of the foregoing.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement, effective on or prior to the date hereof and attached as Exhibit E hereto.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“IRS” has the meaning set forth in Section 4.12(c).

“Key Employee” means the Specified Employees designated as Key Employees on Schedule 7.10.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law and competition law), rules, statutes, directives, constitutions, treaties, conventions, ordinances, mandates, codes, regulations, orders, judgments or decrees or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any Pandemic Measures.

“Lien” means any liens, claims, mortgages, encumbrances, rights of first refusal, pledges, security interests or charges of any kind.

“Lenders” means JPMorgan Chase Bank, N.A., Antares Capital LP (“Antares Capital”), Antares Holdings LP (together with Antares Capital and each of their respective designated affiliates), HPS Investment Partners, LLC (together with its affiliates and any funds, entities, investors or accounts that are managed, sponsored, administered or advised by HPS Investment Partners, LLC), Lilac Investment Pte. Ltd., Hamilton Lane Strategic Opportunities Fund VII Holdings LP, HL SCOPE Master SICAV-RAIF SCSp, RIHL Direct Credit Fund LP, New Mountain Finance Advisers BDC, L.L.C. and PSP Investments Credit USA LLC.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable and documented attorneys’ fees and disbursements).

Exhibit A-10

“Management Balance Sheet” has the meaning set forth in Section 6.9.

“Maryland Outstanding Tax Liability” has the meaning set forth in clause (a) on Schedule 4.6 of the Company Disclosure Schedule.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Membership Interests” has the meaning set forth in Recital A of the preamble of this Agreement.

“Net Coverage Amount” means at any time, with respect to an Indemnifiable Loss, the then-remaining and available Limit of Liability (as defined in the R&W Insurance Policy) under the R&W Insurance Policy solely to the extent that full recourse in respect of such Indemnifiable Loss is provided under the R&W Insurance Policy; it being understood and agreed that (i) if recourse in respect of such Indemnifiable Loss is provided under the R&W Insurance Policy in respect of some, but not all, Indemnifiable Losses, Net Coverage Amount shall instead be the portion of the then-remaining and available Limit of Liability (as defined in the R&W Insurance Policy) under which the R&W Insurance Policy has provided recourse in respect of such Indemnifiable Losses, (ii) if recourse in respect of all such Indemnifiable Losses is unavailable under the R&W Insurance Policy for any reason, including that the policy limits thereunder have been exhausted, Net Coverage Amount shall instead mean $0 and (iii) the Limit of Liability (as defined in the R&W Insurance Policy) in respect of any such Indemnifiable Losses for which recourse is available under the R&W Insurance Policy shall be reduced by the amount of any claims made against such R&W Insurance Policy prior to such time.

“Net Working Capital” means, as of the Effective Time (a) all current assets of the Group Companies on a consolidated basis, but not including any deferred Tax asset, current Income Tax asset or any asset included in computing the amount of Cash), minus (b) all current liabilities of the Group Companies on a consolidated basis (but not including any deferred Tax liability, current Income Tax liability, accrued liabilities specific to the 2022 Bonus Amount or any liability included in computing the amount of Company Debt or Selling Expenses), each computed in accordance the Accounting Principles; provided, however, that in no event will Net Working Capital include (i) any receivables (A) between any Group Company, on the one hand, and any of its Affiliates, on the other hand, or (B) between any Affiliates of any Group Company, on the one hand, and any other Affiliates of any Group Company, on the other hand, or (ii) any payables (A) between any Group Company, on the one hand, and any of its Affiliates, on the other hand, or (B) between any Affiliates of any Group Company, on the one hand, and any other Affiliates of any Group Company, on the other hand.

“New Debt Commitment Letter” has the meaning set forth in Section 7.5(c)).

“New LLC” has the meaning set forth in Recital A of the preamble of this Agreement.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future direct and indirect equityholders, controlling Persons, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing).

Exhibit A-11

“Open Source Software” means any software that is distributed (i) as “free software” as defined by the Free Software Foundation, (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (iii) is distributed under any similar licensing or distribution model or (iv) requires code disclosure, is freely relicensable and allows creation of derivative works.

“Order” means any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Group Companies through the Signing Date, including any conduct, practice or action taken or omitted to be taken as Pandemic Measures, with respect to, or as a result of, COVID-19.

“Organizational Documents” means (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable) and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Law.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, mandatory shut down or closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, that Seller or the Company reasonably determined is necessary, advisable or prudent after prior consultation with Buyer (and considering in good faith any feedback provided by Buyer) in connection with (i) ensuring compliance with applicable Law, including the CARES Act and the Families First Coronavirus Response Act, or (ii) protecting the health and safety of employees or other Persons with whom the Company and its respective personnel come into contact with during the course of business operations.

“Parent” has the meaning set forth in the preamble.

“Parent Balance Sheet” has the meaning set forth in Section 6.9.

“Party” or “Parties” has the meaning set forth in the preamble.

“Payoff Letters” means the letters provided by the holders of Company Borrowed Debt to each applicable Company in connection with the repayment or release of the Company Borrowed Debt as contemplated hereby.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

Exhibit A-12

“Permitted Liens” means (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (b) Liens securing indebtedness or liabilities that are reflected in the Seller SEC Reports or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by Seller with the SEC and which do not impair the Acquired Business and will be released prior to or at the Closing; (c) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority; (d) Liens disclosed on existing title reports or existing surveys made available to Buyer; (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (f) non-exclusive licenses of Intellectual Property granted by any Group Company to its customers in the Ordinary Course of Business; (g) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of such real property; (h) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business; (i) restrictions on transfer resulting from securities Laws; (j) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements (excluding any Liens related to any Tax liabilities other than those of the type described in clause (a)) that will be released prior to the Closing to the extent they secure Company Borrowed Money; (k) Liens created by (or at the request of) Buyer or any of its Affiliates; and (l) other Liens that will be released prior to or at the Closing.

“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” means any information in any media that, alone or in combination with other information held by any Group Company, allows for the identification of an individual, browser, or device, or contact with an individual or can be used to identify an individual; and any information that constitutes personal data or personal information under any applicable Privacy Obligations.

“Post-Closing Company” means the Company after the Closing.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Price Decrease” has the meaning set forth in Section 2.3(e)(ii).

Exhibit A-13

“Price Increase” has the meaning set forth in Section 2.3(e)(i).

“Privacy Obligations” means applicable Legal Requirements (including HIPAA, the Health Information Technology for Economic and Clinical Health Act, the General Data Protection Regulation, the California Consumer Privacy Act, the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, and the Telephone Consumer Protection Act (TCPA), each as amended and including any regulations promulgated thereunder), contractual obligations, self-regulatory standards, written policies or notices or terms of use of the Group Companies that are related to privacy, information security, data protection or the Processing of Sensitive Data in each case as and to the extent applicable to the operation of the Acquired Business.

“Privileged Materials” has the meaning set forth in Section 12.17.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Data or sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, safeguarding, security, disposal, erasure or destruction.

“Purchase Price Allocation” has the meaning set forth in Section 11.6.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer (or an Affiliate thereof) and to be issued by QBE Specialty Insurance Co. to Buyer (or an Affiliate thereof), with Policy No. 140000808.

“Real Property” means all of the Group Companies’ interest in real property, including real property owned in fee simple, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, and all buildings and other improvements located thereon, in each case, currently used in the business or operations of the Group Companies.

“Released Claim” has the meaning set forth in Section 7.10.

“Replacement Insurance” means Cyber and Technology E&O Insurance in respect of the Acquired Companies and the Acquired Business from and after the Closing.

“Representative” or “representative” means, when used with respect to any Person, such Person’s financial advisors, counsel, accountants, consultants, directors, officers, employees, advisors and representatives.

“Retained Employee” has the meaning set forth in Section 7.17.

“Sanctioned Country” means countries or jurisdictions subject to comprehensive Sanctions, including North Korea, Syria, Iran, Cuba, Crimea, the so-called Luhansk People’s Republic, or the so-called Donetsk People’s Republic.

Exhibit A-14

“Sanctioned Party” means (a) any Person included on one or more of the Sanctioned Party Lists; or (b) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists.

“Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of sanctioned parties maintained by other Governmental Authorities with regulatory authority over the Group Companies and their respective operations.

“Sanctions” means those applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar Governmental Authorities with regulatory authority over the Group Companies and their respective operations.

“Schedules” means, as the context requires, the Seller Disclosure Schedules and/or the Company Disclosure Schedules and any other schedules required to be delivered hereunder on the date hereof.

“SEC” means Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data; (b) unauthorized or unlawful Processing, sale, or rental of Sensitive Data; (c) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption; or (d) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data.

“Self-Regulating Authority” means FINRA, the New York Stock Exchange, Inc., the National Futures Association, the CBOE BZX Exchange, the CBOE BYX Exchange, The Depository Trust & Clearing Corporation, or any other agency, body, exchange, authority or organization similar to the foregoing having jurisdiction or regulatory authority over the Group Companies.

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in Recital C of the preamble of this Agreement.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(g).

Exhibit A-15

“Seller Common Stock” means the common stock, par value $0.0001 per share, of Seller having the rights and privileges set forth in Seller’s Organizational Documents.

“Seller Confidential Information” means any and all confidential or non-public information concerning Seller and its subsidiaries (other than the Group Companies and all Company Confidential Information) and the Excluded Business, Seller-Level Activities or Seller-Level Contracts, in each case, except for such information that: (a) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Buyer or its representatives, (b) was available to Buyer or its representatives on a non-confidential basis prior to its disclosure by or on behalf of Seller or any of its subsidiaries, or (c) relates to any Shared Contracts assigned to Buyer or its Affiliates (including after the Closing the Group Companies) pursuant to this Agreement, but only to the extent related to the Acquired Business.

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Seller Guarantee” has the meaning set forth in Section 7.13.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Seller-Level Activities” means the following activities in support of the Acquired Business: (a) finance and certain legal services, (b) banking, taxation and internal audit services, and (c) corporate communications and public relations services.

“Seller Material Adverse Effect” means any event, change, circumstance or development that prevents, or would reasonably be expected to prevent, the ability of Seller to consummate the sale of the Shares pursuant to the terms of this Agreement.

“Seller Released Parties” has the meaning set forth in Section 7.10.

“Seller Secretary Certificate” has the meaning set forth in Section 3.2(c).

“Seller Stockholders” has the meaning set forth in Recital C of the preamble of this Agreement.

“Seller SEC Reports” means the material forms, documents and reports filed or furnished by Seller with the SEC since June 30, 2021.

“Seller’s Knowledge” means the actual knowledge, without the benefit of an independent investigation of any matter, of the individuals identified on Schedule 1.1(a) of the Seller Disclosure Schedules.

“Seller’s Wrong Pocket Asset” has the meaning set forth in Section 7.9(b).

Exhibit A-16

“Selling Expenses” means (a) all of the unpaid fees and expenses of outside legal counsel, accountants, advisors, brokers and investment bankers incurred by any Group Company in connection with the consummation of the transactions contemplated hereby that are not paid for in full as of the Closing (it being understood that in no event shall Selling Expenses be deemed to include any fees, costs and expenses to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates and any fees, costs and expenses for which Buyer is responsible pursuant to the terms of this Agreement)), (b) any change-in-control bonus, severance, retention or other similar amounts payable by any Group Company to any current or former director, officer, manager, employee or individual independent contractor thereof as a result of or in connection with the transactions contemplated by this Agreement or the consummation of the Transaction (but excluding any amounts payable as a result of any termination of employment after the consummation of the Transaction or conducted at the direction of Buyer or its Affiliates) together with the employer portion of any payroll or similar Taxes associated with any of the foregoing, and (c) the employer portion of all Taxes arising in connection with the vesting, exercise, cash out, or other payments made in respect of any equity or equity-based awards, based on their terms in effect immediately prior to Closing and not by actions taken by Buyer or a Group Company after the Closing held by any current or former Acquired Business Service Provider in connection with or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby payable by any Group Company. Notwithstanding the foregoing, Selling Expenses will exclude obligations for which Seller or any of its subsidiaries (other than the Group Companies) is liable.

“Sensitive Data” means (a) all Personal Data; (b) Protected Health Information; (c) other confidential or proprietary business information or trade secret information; and (d) confidential or proprietary customer data.

“Settlement Amounts” has the meaning set forth in Section 2.2.

“Shared Contracts” means the Contracts of the Group Companies or Seller and its subsidiaries (other than the Group Companies) that are used in connection with both the Acquired Business and any Excluded Business and are material to either the Acquired Business or any Excluded Business other than those Contracts which Buyer, acting reasonably and in good faith, elects to not be treated as Shared Contracts pursuant to this Agreement.

“Shared Contract Obligations” means those provisions and obligations under each Shared Contract to the extent they relate to the Acquired Business or the Excluded Business, as applicable, and, in the case of Shared Contracts to the extent relating to the Acquired Business, are attributable to the period on and after the Closing under such Shared Contract.

“Shared Contract Rights” means those provisions and rights under each Shared Contract to the extent that they relate to the Acquired Business or the Excluded Business, as applicable.

“Shares” means collectively, the Membership Interests, Company Shares and the shares of capital stock in each Subsidiary of the Company.

“Sidley” has the meaning set forth in Section 12.17.

“Signing Date” has the meaning set forth in the preamble.

Exhibit A-17

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.

“Specified Employee” means each Acquired Business Service Provider listed on Schedule 7.10.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“subsidiary” or “Subsidiary” means, (a) when used with respect to any Group Company, any entity of which more than fifty (50%) of the effective voting power or Equity Interests of such entity is directly or indirectly owned by such Group Company, including TaxAct and (b) when used with respect to any other Person, any entity of which more than fifty (50%) of the effective voting power or Equity Interests of such entity is directly or indirectly owned by such Person.

“Surviving Covenants” has the meaning set forth in Section 10.1.

“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and other information technology or outsourced services, and all electronic connections between them, that are owned by the Group Companies.

“Target Net Working Capital” means $(7,281,000) (negative seven million two hundred eighty-one thousand).

“Tax” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, real property, personal property, escheat or unclaimed property obligations, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, add-on minimum, estimated, withholding, ad valorem, stamp, transfer, value added, or gains taxes, customs duties, tariffs, and other obligations of the same or of a similar nature to any of the foregoing; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Admin Membership Interests” has the meaning set forth in Recital A of the preamble of this Agreement.

“Tax Returns” means all returns, reports, declarations, information statements, and similar documents, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or Taxing Authority, including any claim for refund or amended return.

“TaxAct” means TaxAct, Inc., an Iowa corporation.

Exhibit A-18

“TaxSmart” has the meaning set forth in Recital A of the preamble of this Agreement.

“TaxSmart Membership Interests” has the meaning set forth in Recital A of the preamble of this Agreement.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Fee” has the meaning set forth in Section 9.2(c).

“Third Party” shall mean any Person or group other than Buyer or its Affiliates.

“Third-Party Claim” has the meaning set forth in Section 10.9(a).

“Transaction” has the meaning set forth in the recitals Recital B of the preamble of this Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement, effective as of the Closing Date, by and among Seller, the Company and Buyer, in the form of Exhibit D hereto.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Union” means any labor union, works council, or other employee representative body.

“WARN Act” means the Worker Adjustment and Retraining Notification (“WARN”) or other similar state or local plant closing notice Law.

Exhibit A-19